UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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West Pharmaceutical Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 1, 2007

Dear Shareholder,

The 2007 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held at the Company’s headquarters, 101 Gordon Drive, Lionville, Pennsylvania 19341, on Tuesday, May 1, 2007, at 9:30 AM.  The items of business at the meeting are:

1.               to elect L. Robert Johnson, John P. Neafsey and Geoffrey F. Worden as Class II Directors, each for a term of three years;

2.               to approve the adoption of the West Pharmaceutical Services 2007 Omnibus Incentive Compensation Plan; and

3.               to transact such other business that may properly come before the meeting and any adjournment or postponement.

The Board of Directors unanimously recommends a vote “FOR” proposals 1 and 2 above.

Only shareholders of record at the close of business on Friday, March 23, 2007, are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting.

You can vote by proxy on the Internet, or by dating, signing and returning the enclosed proxy in the enclosed envelope.  It is important that your shares be represented and voted, whether or not you expect to attend the meeting in person.

By Order of the Board of Directors,

JOHN R. GAILEY III
Vice President, General Counsel and Secretary
March 29, 2007

TABLE OF CONTENTS

General Information About the Meeting
Proxy Solicitation
Shareholders of Record and Beneficial Owners
Householding
Shareholders Entitled to Vote
Quorum and Voting Requirements
Voting Methods
Changing Your Vote
Nominees
Voting on Other Matters
Proposal #1 — Election of Directors
Governance of the Company
Governance Principles
Code of Business Conduct
Director Qualifications
Director Independence
Review and Approval of Related Transactions
Executive Sessions of Independent Directors and Chairman, Independent Directors
Board and Committee Membership
Audit Committee Financial Experts
Role of Compensation Consultants
Candidate Selection Process
Meetings of the Board and its Committees
Communicating with the Board
Security Ownership of Certain Beneficial Owners and Management
Compensation Discussion and Analysis
Compensation Committee Report
2006 Executive Compensation
Summary Compensation Table
Grants of Plan-Based Awards in 2006
Outstanding Equity Awards at Fiscal Year-End 2006
Option Exercises and Stock Vested in 2006
Retirement Plan Benefits
Nonqualified Deferred Compensation
Payments on Employment Termination or Change in Control
2006 Director Compensation
Director Compensation in 2006
Audit Committee
Audit Committee Report
Policy on Pre-Approval of Audit and Permissible Non-Audit Services
Audit and Non-Audit Fees
Proposal # 2 — Approval of the 2007 Omnibus Incentive Compensation Plan
Description of the 2007 Plan
Equity Compensation Plan Information
Shareholder Proposals for the 2008 Annual Meeting
Appendix A — 2007 Omnibus Incentive Compensation Plan

i

WEST PHARMACEUTICAL SERVICES, INC.

101 Gordon Drive

Lionville, Pennsylvania 19341

(610) 594-2900

PROXY STATEMENT

General Information About the Meeting

Proxy Solicitation

The Board of Directors is soliciting your proxy to vote on matters that will be presented at the Company’s 2007 Annual Meeting of Shareholders and at any adjournment or postponement.  This Proxy Statement and the Company’s Form 10-K Annual Report, along with the accompanying proxy card or voting instructions, are being mailed on or about March 29, 2007.  This Proxy Statement contains information on these matters to assist you in voting your shares.

A proxy is your legal designation of another person to vote on your behalf.  By completing the enclosed proxy card, you are giving John R. Gailey III and William J. Federici the authority to vote your shares in the manner you indicate on the proxy card.  Mr. Gailey and Mr. Federici have been appointed by the Board of Directors to act in that capacity.

Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile or other electronic means.  We will pay the cost of soliciting proxies.

Shareholders of Record and Beneficial Owners

If your shares are registered directly in your name with West’s transfer agent American Stock Transfer & Trust Company, you are considered the “shareholder of record” of those shares.  These proxy materials have been mailed directly to you by West.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name.  These proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the mailing or by following their instructions for voting on the Internet.

Householding

West has adopted the process referred to as “householding” for mailing the Proxy Statement and Annual Report to reduce the volume of duplicate information you receive and reduce the Company’s printing and mailing costs.  Householding means that shareholders who share the same last name and address will receive only one copy of the materials, unless we receive contrary instructions from any shareholder at that address.  We will continue to mail a proxy card to each shareholder of record.

If you prefer to receive multiple copies of the proxy material at the same address, additional copies will be provided to you promptly upon written or oral request.  If you are a shareholder of record, you may contact us by writing to the Vice President, General Counsel and Secretary, West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA 19341 or by calling (610) 594-3319.

Shareholders Entitled to Vote

You are entitled to receive notice and to vote at the meeting only if you were a shareholder of record at the close of business on March 23, 2007.  If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date.  Each outstanding share of the Company’s common stock, par value $.25 per share, will be entitled to one vote on each matter considered at the meeting.  As of the record date, 32,993,785 shares of West Common Stock were issued and outstanding.  Each share of common stock is entitled to one vote on the matters to be brought before the meeting.

Quorum and Voting Requirements

A quorum is necessary to take action at the meeting.  A quorum means that shareholders of record holding at least a majority of the outstanding shares of the Company’s common stock are present, either in person or represented by proxy.  Shareholders of record who are present at the meeting and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered shareholders who are present for quorum purposes.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors even if the broker does not receive voting instructions from you, but they generally are not entitled to vote on certain other matters unless they receive voting instructions from their customers.  These are considered to be “broker non-votes.”

Directors will be elected by plurality vote and the three nominees who receive the most votes will be elected.  The proposal to approve the 2007 Omnibus Incentive Compensation Plan requires the affirmative vote of at least a majority of the votes cast at the meeting.  Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.  Only votes “for” the director nominees and “for” approval of the 2007 Omnibus Incentive Compensation Plan will affect the outcome.  Votes withheld from director nominees, abstentions and broker non-votes are not considered to be “votes,” and therefore will have no effect on the outcome of the vote.

The Board of Directors recommends a vote FOR each of the nominees to the Board and FOR the proposal to approve the 2007 Omnibus Incentive Compensation Plan.

Voting Methods

You may vote using any of the following methods:

Proxy Card or Voting Instruction Card.  Be sure to complete, sign and date the card and return it in the prepaid envelope.  If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors and FOR the adoption of the 2007 Omnibus Incentive Compensation Plan on your behalf.

Via the Internet.  The Internet voting procedure is designed to authenticate votes cast by use of a personal identification number.  The procedure allows shareholders to appoint a proxy and provide voting instructions and to confirm that their actions have been properly recorded.  The website for Internet voting is www.voteproxy.com.  Specific instructions to be followed are set forth on the enclosed proxy card.  Please have your proxy card handy when you go online.  Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 PM Eastern Time on April 30, 2007.

In Person at the Meeting.  If you are a shareholder of record and attend the meeting, you may deliver your completed proxy card in person.  If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the judge of elections with your ballot to be able to vote.

Changing Your Vote

Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Company’s Secretary either a notice of revocation or a duly executed proxy bearing a later date.  You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

Nominees

If any nominee becomes unavailable, which the Board does not expect, the Board’s Nominating and Corporate Governance Committee will recommend to the Board a replacement nominee.  The Board may then designate the other nominee to stand for election.  If you voted for the unavailable nominee, your vote will be cast for his replacement.

Voting on Other Matters

As of the date this Proxy Statement was printed, we did not know of any other matters to be raised at the Annual Meeting.  If other matters are properly presented for consideration, the persons named in your proxy card will have the discretion to vote on those matters for you.

PROPOSAL #1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes.  Each year, the directors in one class are elected to serve a three-year term.  The Board has nominated L. Robert Johnson, John P. Neafsey and Geoffrey F. Worden for election as Class II Directors.  All candidates have previously been elected by shareholders.  All of the nominees have agreed to be named and to serve if elected.  William H. Longfield has informed the Board of his intention to retire from the Board at the Annual Meeting.

Information on the nominees and incumbent directors follows.

Nominees For Directors in Class II For Terms to Expire in 2010

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

L. Robert Johnson Age 65 Director since 1989

Mr. Johnson is Managing Partner of Founders Capital Partners, a venture capital angel group. He is Chairman of the Board of HealthBanks Inc. Mr. Johnson is a member of the Corporation of the Massachusetts Institute of Technology and a trustee of the Scholarship Foundation of Santa Barbara.

John P. Neafsey Age 67 Director since 1987

Mr. Neafsey is President of JN Associates, an investment consulting firm. He is Chairman of the Board of Alliance Resources, LP and Constar, Inc. He is a trustee emeritus and presidential counselor of Cornell University and an overseer of Weill/Cornell Medical College.

Geoffrey F. Worden Age 67 Director since 1993	Mr. Worden is President of South Street Capital, Inc., a consulting and investment company. Mr. Worden is a director of Princess House, Inc. and New York City Outward Bound.

The Board of Directors recommends a vote “FOR” the election of each of these nominees.

Continuing Class III Directors Whose Terms Expire in 2008

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

Jenne K. Britell, Ph.D. Age 64 Director since 2005

Dr. Britell is Chairman and Chief Executive Officer of Structured Ventures, Inc., advisors to private equity and venture-capital firms. She was formerly the Senior Advisor to eBay and its PayPal subsidiary for financial services, and prior to that time, a senior executive with GE Capital, most recently as President of Global Commercial and Mortgage Banking and Executive Vice President of Global Consumer Finance. Dr. Britell is a trustee of Fox Chase Cancer Center and a director of Crown Holdings, Inc., U.S.-Russia Investment Fund, Quest Diagnostics Incorporated and United Rentals, Inc.

Donald E. Morel, Jr., Ph.D. Age 49 Director since 2002

Dr. Morel has been our Chairman of the Board since March 2003 and our Chief Executive Officer since April 2002. He was our President from April 2002 to June 2006 and prior to that time, Chief Operating Officer.

Robert C. Young, M.D. Age 67 Director since 2002

Dr. Young recently retired as President of Fox Chase Cancer Center, a research hospital. He is Chairman of the Board of Scientific Advisors of the National Cancer Institute and serves on the Board of Directors of Human Genome Sciences. Dr. Young also is a past President of the American Cancer Society and former member of the National Cancer Policy Board of the Institute of Medicine.

Continuing Class I Directors Whose Terms Expire in 2009

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

Paula A. Johnson, M.D., MPH Age 47 Director since 2005

Dr. Johnson is a cardiologist and Executive Director of the Connors Center for Women’s Health and Gender Biology and Chief of the Division of Women’s Health at Brigham and Women’s Hospital. She is also an Associate Professor at Harvard Medical School.

William H. Longfield Age 68 Director since 1995

Mr. Longfield is the retired Chief Executive Officer and Chairman of the Board of C. R. Bard, Inc., a medical device manufacturer. He is also a director of Horizon Health Corporation, Applera Corporation and Manor Care, Inc. He is a trustee of Atlantic Health System.

Anthony Welters Age 52 Director since 1997

Mr. Welters is Executive Vice President of UnitedHealth Group, Inc. Previously, he served as President and Chief Executive Officer of AmeriChoice Corporation, a UnitedHealth Group Company. He is Vice Chair of New York University, Chairman of Morehouse School of Medicine and a director of C. R. Bard, Inc. and Qwest Communications International, Inc., and is a Trustee of the New York University School of Medicine and School of Law and the Library of Congress. He is also a member of the Council of the National Museum of African American History and Culture.

Patrick J. Zenner Age 60 Director since 2002

Mr. Zenner is the retired President and Chief Executive Officer of Hoffmann-La Roche Inc., a pharmaceutical manufacturer. Mr. Zenner is a member of the Board of Directors of ArQule, Inc., CuraGen Corporation, Dendrite International, Inc., Praecis Pharmaceuticals Inc., Geron Corporation, EXACT Sciences Corporation, Sciele Pharma, Inc. and Xoma Ltd.

Governance of the Company

Governance Principles

Our Board of Directors’ Corporate Governance Principles, which include guidelines for determining director independence and qualifications for directors, are published on our website at www.westpharma.com under the Investor — Corporate Governance captions.  You may also receive a copy of the Corporate Governance Principles upon request from the Company’s Secretary.  The Board of Directors regularly reviews corporate governance developments and modifies its Corporate Governance Principles as warranted.  Any modifications are reflected on our website.

Code of Business Conduct

All of our employees, officers and directors are required to comply with the Company’s Code of Business Conduct.   The Code of Business Conduct covers fundamental ethical and compliance-related principles and practices such as our commitment to product and service quality, accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of Company property and information, and compliance with legal requirements applicable to our operations.

The Code of Business Conduct can be found on our website at www.westpharma.com under the Investor — Corporate Governance captions, and a printed copy may be obtained upon request from the Company’s Secretary.  There have been no waivers of the Code.

Director Qualifications

The Board and the Nominating and Corporate Governance Committee consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

•                  A director is nominated based on his or her professional experience.  A director’s traits, expertise and experience add to the skill-set of the Board as a whole and provide added value in areas needed for the Board to operate effectively.

•                  A director must have high standards of integrity and commitment, and exhibit independence of judgment, a willingness to ask hard questions of management and the ability to work well with others.

•                  A director should be willing and able to devote sufficient time to the affairs of the Company and be free of any disabling conflict.

•                  All of the directors, except for the chief executive officer, should be “independent” as outlined in West’s Independence Standards.

•                  A director should exhibit confidence and a willingness to express ideas and engage in constructive discussion with other Board members, Company management and all relevant persons.

•                  A director should actively participate in the decision-making process, be willing to make difficult decisions, and demonstrate diligence and faithfulness in attending Board and committee meetings.

•                  The Board generally seeks active or former senior level executives of public companies, particularly companies with international operations, leaders in the healthcare or public health fields and individuals with financial expertise.

Director Independence

The Board of Directors has determined that to be considered independent, a director may not have a direct or indirect material relationship with the Company.  In making this determination the Board, after review and recommendation by its Nominating and Corporate Governance Committee, will apply the following Independence Standards when assessing the independence of a director:

1.                                       A director will not be considered “independent” if:

(i)             the director is, or has been within the last three years, an employee of the Company;

(ii)          an immediate family member of the director is, or has been within the last three years, employed by the Company as an executive officer;

(iii)       the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service with the Company;

(iv)      (A) the director or an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor; or (B) the director is a current employee of such a firm; or (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(v)         the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

(vi)      the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

2.                                       No director, or immediate family member of a director, may serve as a paid consultant or advisor to the Company or to any executive officer of the Company, or may have a personal services contract with the Company or with any executive officer of the Company.

3.                                       Audit Committee members may not have any direct or indirect financial relationship with the Company other than as directors, and may not be affiliated persons of the Company.  Audit Committee members may receive directors’ fees in the form of cash, stock, stock units or other in-kind consideration ordinarily available to directors.

4.                                       The following not-for-profit relationship will not be considered to be a material relationship that would impair a director’s independence: if a director of the Company, or a director’s spouse, serves as an executive officer of a not-for-profit organization, and the Company’s or the Herman O. West Foundation’s discretionary annual charitable contributions to the organization, in the aggregate, are less than $1 million or 2% of that organization’s annual revenues, whichever is greater.

In accordance with these Standards, the Board conducted its annual review of director independence.  During the review, the Board considered transactions and relationships between each director and member of his or her immediate family and the Company and its subsidiaries and affiliates.  The Board also considered charitable contributions to not-for-profit organizations of which our directors or their immediate family members are executive officers, none of which approached the levels set forth in the Standards.  As a result of this review, the Board affirmatively determined that all of the directors are independent directors except Dr. Morel, who is a Company employee.  Tenley E. Albright and George W. Ebright, who were directors in 2006 but are no longer on the Board, were determined last year to be independent using the same standards set forth above.  The Board’s Independence Standards meet or exceed the applicable director independence requirements of the New York Stock Exchange and Securities and Exchange Commission.

Review and Approval of Related Transactions

The Board has had a long-standing policy of not permitting transactions in excess of $100,000 involving the Company in which any director, officer or other related person has a material interest and that would require disclosure under SEC rules.  Each year, the Board, through its Nominating and Corporate Governance Committee, reviews certain business or other relationships between the Company and entities with which certain officers, directors and immediate family members are affiliated.  The Board recently conducted its review for the 2006 fiscal year and confirmed that there were no such relationships or transactions.  It is expected that these procedures and practices will be embodied in a formal written policy this year.

Executive Sessions of Independent Directors and Chairman, Independent Directors

Executive sessions or meetings of only non-management directors are held regularly to conduct a self-assessment of the Board’s performance and to review management’s strategy and operating plans, the criteria by which the CEO and other senior executives are measured, management’s performance against those criteria, and any other relevant topics.  Last year, non-management directors held six executive sessions.

One independent director is designated as “Chairman, Independent Directors.”  The Chairman, Independent Directors confers with the chief executive officer on the Board’s agenda items and information requirements.  He also calls meetings of the independent directors and presides at executive sessions of the independent directors.  Mr. Welters is the current Chairman, Independent Directors.

Board and Committee Membership

The Board has five committees: Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee; Finance Committee; and Innovation and Technology Committee.  The Board has adopted a written charter for each of these committees, copies of which are posted on the Company’s website, www.westpharma.com under the Investor — Corporate Governance captions.  You may obtain a printed copy of each committee’s charter upon request from the Company’s Secretary.

The following table shows the current membership of each Board committee:

Audit	Compensation	Nominating and Corporate Governance	Finance	Innovation and Technology
Jenne K. Britell	L. Robert Johnson *	Paula A. Johnson	Jenne K. Britell	L. Robert Johnson
John P. Neafsey*	William H. Longfield	William H. Longfield	John P. Neafsey	Paula A. Johnson
Geoffrey F. Worden	Anthony Welters	Anthony Welters*	Geoffrey F. Worden*	Robert C. Young*
Patrick J. Zenner		Robert C. Young		Patrick J. Zenner

* Chairman

The Audit Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements; (2) the independence and qualifications of the Company’s independent registered public accounting firm; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; and (4) the compliance by the Company with legal and regulatory requirements.  In carrying out these responsibilities, the Audit Committee, among other things:

•                  reviews and discusses the Company’s annual and quarterly financial statements with management and the independent registered public accounting firm;

•                  manages the relationship between the Company and the independent registered public accounting firm, including: having sole authority for their appointment, retention and compensation; reviewing the scope of their work; approving non-audit and audit services; and confirming the independence of the independent registered public accounting firm; and

•                  oversees management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting.

Audit Committee Financial Experts.  The Board has determined that each current member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC regulations.

The Compensation Committee monitors the effectiveness of the Company’s executive compensation programs in achieving the Board’s compensation philosophy; reviews and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and evaluates their performance against those goals and objectives; and, either as a committee or together with the other independent directors, determines and approves their compensation levels based on that evaluation.  Final decisions regarding the CEO’s total direct compensation are made by the independent directors in executive session.  The Committee also makes recommendations to the Board with respect to incentive and equity-based compensation plans.  In overseeing the administration of those plans, the Committee approves all grants and awards to executive officers, establishes performance goals and determines whether or not those goals have been attained.  The details of the processes and procedures involved in the area of executive compensation are described in the Compensation Discussion and Analysis beginning on page 11 for the executives’ total direct compensation.  Each year, the Committee approves the Compensation Committee Report, included on page 17 of this proxy statement.

Role of Compensation Consultants.  The Compensation Committee engages Towers Perrin HR Services to advise it on executive pay and related issues, as needed.  During 2006, Towers Perrin performed the following tasks:

•                  Prepared competitive market data with respect to the compensation of the executive officer group;

•                  Provided input on the Committee’s pay recommendations for the chief executive officer;

•                  Provided input on compensation program design, compensation philosophy, comparator groups against which to benchmark the Company’s executive compensation, pay levels and incentive pay mix;

•                  Provided information on executive compensation trends; and

•                  Provided competitive compensation data on non-employee directors’ compensation (for use by the Nominating and Corporate Governance Committee).

The Nominating and Corporate Governance Committee identifies qualified individuals to serve as Board members; recommends nominees for director and officer positions; determines the appropriate size and composition of the Board and its committees; monitors a process to assess Board effectiveness; and considers matters of corporate governance.  After review by the independent directors, the Committee formally recommends to the Board a successor to the CEO.  The Committee also reviews director compensation annually and makes recommendations to the full Board on the form and level of director compensation.  The Committee administers director equity-based compensation, such as stock options and stock-equivalent units, which are awarded under the Company’s equity-based plans.

Candidate Selection Process.  To identify new, non-management director candidates, the Nominating and Corporate Governance Committee considers individuals suggested or recommended from a variety of sources, including Committee members, other members of the Board, including the chief executive officer, customers, suppliers, advisors to the Board and the Company’s security holders.  The Committee has not in the past employed a third-party search firm, but it reserves the right to do so.  All persons recommended for nomination to the Board, regardless of the source of the recommendation, are evaluated in the same manner by the Committee.

Any recommendations for director candidates should be submitted in writing to the Chairman of the Nominating and Corporate Governance Committee c/o West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, Pennsylvania 19341, and must contain or be accompanied by the following information: (1) the name and address of the nominating shareholder as they appear on the Company’s books and the number of shares of the Company’s common stock beneficially owned by the nominating shareholder; (2) as to each recommended nominee: (A) his or her name, age, business address and, if known, residence address; (B) his or her principal occupation or employment; (C) the number and class of the Company’s securities beneficially owned by him or her; (D) information necessary to determine if such recommended nominee is an “independent director” as outlined in the Company’s Bylaws; and (E) any other information regarding the recommended nominee that is required to be included in a proxy statement filed with the SEC; (3) a description of any arrangements or understandings among the shareholder and each recommended nominee and any other persons pursuant to which the recommended nomination is to be made by the nominating shareholder; (4) the consent of each recommended nominee to serve as a director of the Company if so elected; and (5) reasons that the person recommended would be a desirable member of the Board.

The Finance Committee serves as the Board’s liaison with management on important financial transactions and financial-policy matters.  The Committee consults with and advises management on financial strategies, policies and procedures, acquisitions, divestitures and capital-expenditure requests.  The Committee also monitors the performance of the Company’s savings and retirement plan investment committee.

The Innovation and Technology Committee provides guidance to the Board on strategies relating to technical and commercial innovation.  The Committee reviews emerging technology issues and trends that may affect the Company and its business.  The Committee also reviews the Company’s major innovation and technological programs and overall patent strategies, and assists the Board in making well-informed choices about investments in new technology.

Meetings of the Board and its Committees

The Board met 6 times last year.  Board committees met as follows during 2006: Audit — 8 times; Compensation — 8 times; Nominating and Corporate Governance — 2 times; Finance — 8 times; and Innovation and Technology — 2 times.  All directors, except Mr. Welters, attended more than 75% of the total number of meetings of the Board and the committees on which he or she served.  Mr. Welters attended 12 of the 16 meetings, or 75%, of the Board and Board committees on which he served.  Due to a business conflict, he was unable to attend two special Compensation Committee meetings that were called on short notice.  He was unable to attend a regularly scheduled Board meeting because of an unanticipated meeting of the board of directors of the company where he is employed.

Under the Company’s Corporate Governance Principles, each director is expected to attend the Annual Meeting of Shareholders unless prevented from doing so by illness or emergency.  All directors attended the 2006 Annual Meeting.

Communicating with the Board

Interested parties can communicate with the Chairman, Independent Directors or the non-management directors as a group by sending a letter addressed to the Board of Directors, c/o John R. Gailey III, Vice President, General Counsel and Secretary, West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA  19341.

Communications to a particular director should be addressed to that director at the address shown above.  The Vice President, General Counsel and Secretary maintains a log of all communications received through this process.  Communications to specific directors are forwarded to those directors.  All other communications to the Board are transmitted directly to the Chairman, Independent Directors who makes the determination as to whether these messages should, in turn, be forwarded to a particular Board committee or to management for further handling.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned by (a) each director of the Company; (b) each Named Executive Officer listed in the Summary Compensation Table; (c) all directors and executive officers as a group; and (d) each person or group known by the Company to own more than 5 percent of the outstanding shares of West common stock.  Unless otherwise noted, the information is stated as of March 15, 2007, and the beneficial owners exercise sole voting and/or investment power over their shares.

Name	Common Stock(1)		Options Exercisable Within 60 Days	Percent of Class	Stock-Equivalent Units(2)
Jenne K. Britell	0		9,100	*	2,922
Steven A. Ellers	133,146		228,172	1.1%	—
William J. Federici	32,942		132,245	*	—
John R. Gailey III	10,806		47,570	*	—
L. Robert Johnson	12,000		37,200	*	21,537
Paula A. Johnson	0		10,300	*	3,226
Robert J. Keating	32,462		37,570	*	—
William H. Longfield	5,000		37,200	*	47,867
Donald E. Morel, Jr.	197,136		541,410	2.2%	—
John P. Neafsey	24,709		6,400	*	56,018
Anthony Welters	600		37,200	*	17,345
Geoffrey F. Worden	7,524		37,200	*	39,579
Robert C. Young	7,000		19,200	*	14,179
Patrick J. Zenner	2,750		23,950	*	7,196
All directors and executive officers as a group (19)	553,705	(3)	1,394,397	5.9%	209,869
Franklin Advisory Services, LLC One Parker Plaza, Sixteenth Floor Fort Lee, NJ 07024	3,673,473	(4)	0	11.1%	—

(1)          With respect to executive officers, includes (i) shares held in participant accounts under the Company’s 401(k) Savings Plan, Non-Qualified Deferred Compensation Plan for Designated Officers and Employees and 2003 Employee Stock Purchase Plan and (ii) incentive shares (time-vested restricted stock) awarded under various incentive plans, as follows:

Name	401(k) Plan	Employee Deferred Compensation Plan	Stock Purchase Plan	Incentive Shares (Restricted Stock)
Donald E. Morel, Jr.	456	15,144	3,168	3,891
William J. Federici	—	12,381	2,841	2,118
Steven A. Ellers	2,854	27,459	5,304	4,563
Robert J. Keating	—	—	3,474	587
John R. Gailey III	199	2,216	—	548
All directors and executive officers as a group	16,872	72,964	26,476	15,694

(2)          These units are held under the Company’s Non-Qualified Deferred Compensation Plan for Non-Employee Directors.  The value of a director’s unit account is measured by the price of our common stock.

(3)          Includes 47,094 shares held by the Company’s charitable foundation.  Paula A. Johnson, a member of the Board, and Richard D. Luzzi, an executive officer of the Company, are trustees of the foundation and, in that capacity, are each deemed to be the beneficial owner of the shares held by the foundation because they share voting and investment power over those shares.  Dr. Johnson and Mr. Luzzi disclaim any economic interest in shares held by the foundation.

(4)          Based on information as of December 31, 2006 set forth in a Schedule 13G filing dated January 31, 2007 made by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC.  Represents shares beneficially owned by one or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries of FRI.  Charles B. Johnson and Rupert H. Johnson, Jr. are principal owners of FRI, and they, along with FRI and each of FRI’s advisory subsidiaries, disclaim any economic interest or beneficial ownership in any of the shares covered by the Schedule.  They disclaim the existence of a group.

* Less than 1 percent of the Company’s outstanding shares of common stock.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the important elements of compensation for the Company’s executive officers identified in the Summary Compensation Table (“Named Executive Officers”).  As more fully described on page 8, the Compensation Committee makes all decisions regarding the total direct compensation — i.e., base salary, annual bonus and long-term incentive opportunities — of the Company’s executive officers, including the Named Executive Officers.  The Committee’s recommendations for the total direct compensation of the chief executive officer are subject to approval of the independent directors.

Compensation Philosophy and Objectives

The objectives of our compensation programs are to:

•                  build upon and expand West’s position as the world’s premier manufacturer of components and systems for injectable drug delivery;

•                  drive Company performance by rewarding management for achieving annual and long-term operating goals, with superior rewards for exceeding goals;

•                  attract and retain the type of highly skilled and experienced management necessary to lead the Company and achieve its strategic objectives; and

•                  provide shareholders with a superior rate of return over time.

Each component of our compensation programs is designed to achieve the following specific purposes:

•                  Base salary and benefits are intended to attract and retain executives and to reward skills, experience and performance in the roles they play within the Company.  They are designed to reflect the practices in industries where we compete for talent.

•                  Annual incentives are designed to keep employees focused on meeting or exceeding the objectives contained in the annual operating plan approved by our Board of Directors.  Individual performance goals are weighted to reflect their relative importance.

•                  Long-term incentives, which consist primarily of stock options and performance-vesting share (“PVS”) units, focus executives’ efforts on achieving multi-year financial-performance objectives and link management compensation with the interests of shareholders.  All equity awards are made under the shareholder-approved 2004 Stock-Based Compensation Plan (the “2004 Plan”).

•                  The benefits provided by change-in-control severance agreements encourage key employees to continue managing the Company’s business in the face of rumored or actual fundamental corporate changes without being unduly distracted by the uncertainties of their personal affairs.

We evaluate the success of our programs by overall business performance and the ability to attract and retain key management.

Setting Executive Compensation

The Compensation Committee reviews the effectiveness of the Company’s compensation programs in achieving the compensation objectives set forth above.  The Committee has hired Towers Perrin HR Services, an outside compensation consultant, to assist it in this process.  The consultant has a direct reporting relationship to the Committee.  As part of this review, the Committee considers annual competitive compensation analyses prepared by the consultant of the positions of each corporate officer, including the Named Executive Officers.  For 2006, the analyses were based on compensation data collected from a broad sample of companies from various industries with revenues between $500 million and $1.0 billion.  The industry data are adjusted to reflect the Company’s estimated revenue scale and projected market salary increases.

Last year, the Committee also began using “tally sheets” as part of its review of executive compensation.  The tally sheets contain all components of compensation, including salary, annual and long-term incentives, the value of stock, stock option and PVS unit awards, as well as the estimated compensation to be received upon retirement, voluntary and involuntary termination and termination following a change in control of the Company.  Tally sheets are prepared for all executive officers, including the Named Executive Officers.  The Committee believes that current and future performance of the Company and increased value for shareholders should be the determining factors in setting compensation for the Named Executive Officers.

Total direct compensation is generally targeted to be within the 50th to 75th percentile of the market as defined by the consultant’s survey data.  Typically, base salaries are set at or near (i.e., 15% above or below) the 50% percentile, while the combination of salary and the expected value of annual bonus and long-term incentive opportunities is targeted to be near the top end of the percentile range if maximum performance is achieved.  Since the value of stock-based awards at the time they are vested and earned depends on stock price appreciation and longer-term operating performance over the award period, individual compensation levels may vary from the intended target.  Consistent with the compensation philosophy set forth above, performance-based compensation generally represents a greater percentage of the total compensation of the executives who have the most influence over and responsibility for the achievement of performance objectives.

The Committee determines base salaries and sets the annual and long-term incentive opportunities for all executives early every year.  Salary adjustments take effect in late April or early May.  The Committee reviews the CEO’s total direct compensation with the compensation consultant, who prepares comparative compensation market data and a five-year salary history, and presents its recommendations to the independent directors in executive session.  The Board and Committee take into consideration the CEO’s performance and the performance of the Company when deciding on any adjustments to his salary or incentive opportunities.  The CEO proposes base salaries and annual and long-term incentives for other executive officers based on his evaluation of individual performance and expected future contributions and a review of survey data from the consultant’s competitive analyses.

In late 2006, the Committee with the assistance of its consultant began an evaluation of the competitiveness of the Company’s executive-compensation practices and whether changes to the design of its compensation programs and methodologies were warranted.  The Committee believed such an effort was appropriate in light of the changing size, structure and complexity of the Company, the Company’s performance in absolute terms and relative to the industry as a whole, and the need to attract and retain the talent required to support the Company’s continued growth.    As a result of this effort, the Committee agreed to use a group of 23 industry-specific companies as a primary benchmark of the Company’s executive compensation.  The comparator group was selected and agreed to by the Committee and management.  The companies in this primary comparator group are: Baxter International, Inc.; Becton Dickinson & Co.; Cooper Industries, Inc.; Tyco Healthcare; Hospira, Inc.; Beckman Coulter, Inc.; Pall Corporation; C. R. Bard, Inc.; Dentsply International Inc.; Dade Behring Inc.; Invacare Corporation; Varian Medical Systems, Inc.; AptarGroup, Inc.; Kinetic Concepts, Inc.; Respironics, Inc.; Edwards Lifesciences LLC; Millipore Corporation; Advanced Medical Optics, Inc.; Arrow International, Inc.; Datascope Corp.; Mentor Corporation; Theragenics Corporation; and Rochester Medical Corporation.  The Committee also decided to use as a secondary benchmark a broader group of companies with revenues of $500 million to $2 billion from the chemicals, electronics and scientific equipment, healthcare/medical products, industrial manufacturing and pharmaceuticals industries that participate in the consultant’s annual compensation surveys.  This broader group represents the marketplace where the Company may compete for talent.

Following the adoption of the new comparator groups, the Committee reviewed a comparison of the Company’s executive compensation prepared by the consultant, which revealed that while base salaries were within or below the median competitive range of the primary comparator group, total direct compensation levels were below the competitive range due to generally below-market annual and long-term incentive awards.  Taking these results into consideration, the Committee decided to increase the annual bonus opportunities and expected value of long-term incentive awards of the executive officer group for the 2007 plan year.

Elements of Executive Pay

Base Salary

Base salaries generally are based on job responsibilities and individual contribution, with reference to base salary market data shown in compensation analyses prepared by the Committee’s compensation consultant.  Although base salaries are targeted at a competitive range of the market median (+/- 15%), salary levels within that range may vary according to the executive’s experience, length of service in the position, the Committee’s subjective view of personal performance, and the influence of compensation structures in markets where the Company competes for talent.  In 2006, the base salaries of all Named Executive Officers were within that range.  The Summary Compensation Table on page 17 includes the base salaries of the Named Executive Officers that were approved for 2006.

Annual Incentive Awards

Annual incentive awards are made under the Company’s Management Incentive Plan (“MIP”).  The specific performance goals in the MIP are intended to promote achievement of the Company’s short-term financial objectives by providing incentive-compensation opportunities to those individuals within the management team who are in the best position to influence Company performance.

The target bonus opportunity is a specific percentage of the executive’s base salary as of December 31 of the plan year and represents the amount of bonus the executive could receive if 100% of all performance goals are achieved.  The resulting amount is then multiplied by the combined achievement of the weighted performance goals.  The target bonus opportunities for the Named Executive Officers for 2006 and 2007 are as follows:

Name	2006 Target Bonus Opportunity (% of Base Salary)	2007 Target Bonus Opportunity (% of Base Salary)
Donald E. Morel, Jr.	80%	100%
William J. Federici	50%	65%
Steven A. Ellers	65%	75%
Robert J. Keating	50%	60%
John R. Gailey III	40%	50%

Over the past several years, the Committee has selected earnings-per-share (“EPS”) and corporate cash flow as contained in the Board-approved annual operating plan as the two primary weighted performance goals.  The Committee believes that these two goals appropriately measure the Company’s year-over-year performance and management’s efforts to position the Company for future growth.  The targets are based on exchange-rate and other assumptions contained in the approved operating plan.  At the conclusion of the period, the Company’s reported results are adjusted to take into account these assumptions and to exclude the effect of one-time or non-recurring items.  For 2006, the weighted targeted performance goals were:

•                  EPS of $1.65 (weighted 65%); and

•                  cash flow of $23.9 million (weighted 35%).

Performance against the EPS and cash-flow goals determines the final bonus for Dr. Morel, Mr. Federici, Mr. Gailey and other corporate-based executives.  For operational executives, including Mr. Ellers and Mr. Keating, the 2006 performance objectives included EPS (weighted 25%) and a combination of net sales, operating profit and divisional cash flow at the global operations level or regional level (weighted 75% in total).  The ratio between payout and performance for the EPS and cash-flow performance goals is shown in the following table:

EPS		Cash Flow
(Weighting of 65%)		(Weighting of 35%)
% of Performance Goal Achieved	Payout Factor	% of Performance Goal Achieved	Payout Factor
115% and above	150.0%	150% and above	150%
110%	133.3%	125.0%	125%
105%	116.7%	105.0%	115%
100%	100.0%	100.0%	100%
95%	83.3%	92.5%	75%
85%	50.0%	85.0%	50%
Below 85%	No payout	Below 85.0%	No payout

Performance between percentages in the performance goals are straight-line interpolated.  Executives will receive awards at prorated levels if at least one criterion, but not all, is met.

MIP awards are paid in cash, but executives may elect to have all or a portion of the bonus paid in the form of shares of common stock referred to as “bonus shares.”  The number of shares to be received is based on the value of a share of common stock on the date the bonus awards are made under the MIP.  As an inducement to acquire and hold shares, the Company will grant one additional time-vested restricted share, referred to as an “incentive share,” for each four bonus shares received.  Incentive shares vest only if the bonus shares are held for four years, a provision designed to encourage long-term stock ownership.  Unvested incentive shares are forfeited upon employment termination, except termination due to retirement in which case a prorated portion is vested based on the time elapsed between the grant date and retirement date.  Executives who have not met their share-ownership goals are required to take at least 25% of the after-tax amount of their MIP award in bonus shares until they have met their goals.

Overall growth in sales of higher-value products, strong operating profit growth in pharmaceutical packaging components and continued cost-savings and efficiency efforts helped drive record financial performance in 2006.  Adjusted to budgeted exchange rates and excluding non-recurring items, the Company achieved EPS of $1.88 versus the $1.65 EPS target and cash flow of $39.1 million versus the $23.9 million cash-flow target.  As a result, the 2006 MIP payout ranged between 132.6% and 147.7% for the Named Executive Officers.  The MIP payouts are shown as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 17 and accompanying footnotes.

Long-Term Incentives

The Company provides two forms of long-term incentive awards to certain key employees, including the Named Executive Officers: non-qualified stock options that vest over time and PVS units, which entitle the recipient to receive a number of shares of West’s common stock dependent on achievement of multi-year financial performance goals.  The combination of stock-based incentives is intended to provide appropriate incentives to work toward increasing shareholder value through the achievement of longer-term financial performance goals.

After the salary and annual bonus opportunity for executive officers is set, the value of targeted long-term opportunities is established to place the individual’s total direct compensation relative to the market.  The Committee’s practice is to determine the targeted dollar amount of equity compensation and to then grant long-term incentive awards that have a fair value equal to that amount on the grant date.  The value of long-term awards is roughly divided equally between the two types of award.  The Committee uses a Binomial Lattice model to value stock options; PVS units are valued based on the discounted value of the stock, adjusted for risk of forfeiture.

As with the determination of base salaries and MIP award opportunities, the Committee exercises judgment in view of the above criteria, taking into consideration CEO recommendations in setting long-term award target levels for non-CEO executives and discussions with the independent directors regarding the target levels for the CEO.  Long-term grants have no effect on the amount of an employee’s retirement benefits.

Stock Options.  Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised.  The exercise price of stock-option grants is the average of the high and low price of West common stock on the grant date.  Stock options granted since 2004 are exercisable in equal installments on the first through fourth anniversaries of the grant date and have a term of 10 years from the grant date.  Options that are vested — i.e., exercisable — at the time of an employee’s retirement or termination due to disability will remain exercisable through the remainder of the term.  Upon an employee’s death, vested options may be exercised for up to one year.  Upon termination for any other reasons (other than cause), vested options may be exercised for 90 days.  Options will expire immediately in the event of a for-cause termination.  A change in control of the Company will cause any outstanding options to become immediately vested.

PVS Units.  PVS unit awards provide for a medium-term incentive compensation opportunity that pays out only if certain performance measures are met over a three-year period.  For PVS units awarded in 2006, payouts will depend on achievement of performance levels based on two equally weighted performance measures — compound annual revenue growth and return on invested capital (“ROIC”) — for the period beginning on January 1, 2006 and ending on December 31, 2008.  The Committee set a target revenue growth and ROIC goal of 10% each.  The payout opportunity is capped at 200% and actual payouts may range from 0% to 200% based on actual results.  The following table shows the potential payout for the 2006 awards:

Revenue Growth Achieved (weighted 50%)	Payout Factor	ROIC Achieved (weighted 50%)	Payout Factor
15.0% and above	200%	15.0% and above	200%
12.5%	150%	12.5%	150%
11.0%	120%	11.0%	120%
10.0%	100%	10.0%	100%
8.5%	75%	8.5%	75%
7.0%	50%	7.0%	50%
Below 7.0%	No payout	Below 7.0%	No payout

Performance between points is straight-line interpolated.

In setting the targeted revenue-growth and ROIC goals, the Committee considered past performance, the Company’s cost of capital and information relative to sales growth in the markets in which the Company operates.  The value of 2006 PVS units awarded to each Named Executive Officer is reflected in the Summary Compensation Table on page 17 and the Grants of Plan-Based Awards Table on page 19.

Equity-Awards Policy

In February 2007, the Committee approved a written policy on granting equity awards, which formalized and refined existing practices and procedures the Committee has followed for many years.  Under the policy, the Committee will make all equity awards (other than grants for newly hired employees and grants for promotions or for retention purposes) once per year at its meeting in February or March, following the release of earnings for the preceding fiscal year.  To address the need to grant options at other times, the Committee may delegate authority to make equity awards to a Plan Committee, subject to certain guidelines and an overall annual share limitation.  The Plan Committee is prohibited from making any awards or grants to officers of the Company.  The Plan Committee is composed of the Company’s chief executive and chief human resources officers, general counsel and controller or his designee.  The policy also confirms that the grant date of any equity award is the date the award is approved at a meeting of the Compensation Committee or Plan Committee and that the exercise price of any stock option is determined as of the grant date in compliance with the terms of the applicable incentive plan.

Stock Ownership Requirements

Recognizing the importance of aligning interests between management and shareholders through potential stock ownership, the Committee first adopted share-ownership goals for senior management in 1994.  These goals call for executive officers to own West common stock with a market value equal to specified multiples of the executive’s base salary, ranging from 200% of base salary for senior executives to 500% of base salary for the chief executive officer.  The Committee expects executives to reach their goal within five to seven years of attaining their position and annually reviews each executive’s progress.  All Named Executive Officers currently meet their guidelines.

Benefits

Dr. Morel, Mr. Federici, Mr. Ellers and Mr. Gailey participate in a variety of retirement, health and welfare benefits available to salaried U.S.-based employees, including the Company’s qualified defined-benefit Salaried Employees’ Retirement Plan (“Retirement Plan”) and nonqualified Supplemental Employees’ Retirement Plan (“SERP”).  The various benefits are designed to enable the Company to attract and retain its workforce in a competitive marketplace.  The Retirement Plan and the SERP are more fully described under Retirement Plan Benefits on page 23.

West’s qualified 401(k) Savings Plan, which was recently amended as of January 1, 2007, allows highly compensated employees to contribute up to 15% of their pay or $15,000 ($15,500 in 2007) on a pre-tax basis.  The Company provides a 100% match on the first 3% of pay and a 50% match on the next 2%, which vests immediately.  Prior to the amendment, the Company match was 50% on the first 6% of pay, and the match vested 20% per year for the participant’s first five years of service.  Participants may choose to invest their account balances among a variety of investment options.  Distributions are made in a lump sum upon employment termination.  U.S.-based Named Executive Officers are eligible to participate in the 401(k) Plan, subject to the Internal Revenue Code contribution limits, and may also defer certain of their compensation above those limits into the Company’s Non-Qualified Deferred Compensation Plan for Designated Officers and Employees (“Employee Deferred Compensation Plan”).  Compensation eligible for deferral into the Employee Deferred Compensation Plan are base salary, annual MIP awards and bonus shares.  The Employee Deferred Compensation Plan is described under Nonqualified Deferred Compensation on page 24.

Other Compensation

We provide our Named Executive Officers with other benefits, reflected in the All Other Compensation column of the Summary Compensation Table on page 17, that we believe are reasonable and competitive.  In total, they represent a small percentage of the executives’ overall compensation, and include premiums paid on life insurance policies and Company contributions to deferred compensation plan accounts.   Dr. Morel, Mr. Federici, Mr. Ellers, Mr. Gailey, along with other U.S.-based executive officers, receive the use of a Company-leased automobile, reimbursement of up to $1,500 per year for financial planning and participate in a health-and-welfare plan that provides enhanced medical and dental insurance versus that available to the salaried workforce.  The enhanced welfare plan includes reimbursement for co-pays and medical-related out-of-pocket expenses.  Mr. Keating receives use of a Company-leased automobile and reimbursement for a golf-club membership.  The Company also provides him with a variety of perquisites and benefits that the Company considers customary for overseas assignments of senior executive personnel.

Change-in-Control Arrangements

The Named Executive Officers are eligible for benefits and payments if there is a change in control, as described under Payments on Employment Termination or Change in Control beginning on page 25.

Deductibility of Executive Compensation

Under section 162(m) of the Internal Revenue Code, a publicly held corporation such as the Company is denied a federal tax deduction for compensation in excess of $1,000,000, which is paid to its chief executive officer and its four most-highly compensated executive officers other than the chief executive officer.  “Qualified performance-based compensation” and certain other compensation are not subject to the deduction limitation.  Our Board of Directors has taken action to ensure that awards of stock options, PVS units and other stock awards under the 2004 Plan and previous stock-based incentive plans will be treated as qualified performance-based compensation and, therefore, remain tax deductible by the Company.  However, cash incentive awards are not considered qualified performance-based compensation.  In this regard, for 2006, the amount of salary and non-equity bonus in excess of $1,000,000 for any U.S.-based Named Executive Officer was not deductible for federal income-tax purposes.

On February 27, 2007, the Board of Directors approved the 2007 Omnibus Incentive Compensation Plan, which will be become effective at the 2007 Annual Meeting if approved by shareholders.  The new plan provides for the payment of both stock-based and cash incentive compensation.  If approved by shareholders, the new plan will be administered so that future cash and stock awards will be considered qualified performance-based compensation under section 162(m) and therefore not subject to the deduction limitation.

Compensation Committee Report

The Compensation Committee, composed of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management.  Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into West’s Annual Report on form 10-K for the fiscal year ended December 31, 2006.

Compensation Committee

L. Robert Johnson, Chairman

William H. Longfield

Anthony Welters

2006 Executive Compensation

The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended December 31, 2006.  The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers ranked by their total compensation (reduced by the amount in column (h)).

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)		Bonus(2) ($) (d)	Stock Awards(3) ($) (e)	Option Awards(4) ($) (f)	Non-Equity Incentive Plan Compensation(5) ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($) (h)	All Other Compensation(7) ($) (i)		Total ($) (j)
Donald E. Morel, Jr. Chairman of the Board and Chief Executive Officer	2006	664,059		200	1,159,851	574,926	915,904		263,085	143,177		3,721,202
William J. Federici Vice President and Chief Financial Officer	2006	376,190		100	246,652	106,455	280,797		41,828	69,736		1,121,758
Steven A. Ellers President and Chief Operating Officer	2006	388,145		200	492,467	212,814	340,478		301,376	76,321		1,811,801
Robert J. Keating President, Europe and Asia Pacific	2006	311,929	*	0	147,349	65,922	327,289	*	0	279,182	*	1,131,671	*
John R. Gailey III Vice President, General Counsel and Secretary	2006	273,578		200	133,786	59,173	168,419		81,168	55,002		771,326

(1)          Amounts shown are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of salary into the Employee Deferred Compensation Plan.

(2)          Represents annual holiday bonuses.  The amounts vary according to the executive’s years of service.

(3)          The amounts included in this column reflect the compensation costs of incentive (time-vesting restricted) shares and PVS units recognized as expense in West’s financial statements under FAS 123R.  The costs relate to stock awards made in February 2006 under the 2004 Plan, as well as outstanding prior awards.  See Note 17 of the Notes to Financial Statements contained in the Company’s 2006 Form 10-K for the assumptions made in determining FAS 123R values.  The fair value of all stock-based compensation awards is recognized as an expense over the related performance or service period required for the awards to vest.  Incentive shares vest over four years and PVS unit awards pay out at the end of the three-year performance period.  The expense for PVS unit awards reflects estimated performance payout factors.

The following table summarizes the portion of 2006 expense attributable to unearned PVS unit awards by year of award and the total number of outstanding unvested incentive shares granted to each Named Executive Officer and the associated compensation costs for 2006.

	PVS Unit Awards			Incentive Shares
	2004 Award	2005 Award	2006 Award
Name	($)	($)	($)	(#)	($)
Donald E. Morel, Jr.	408,745	361,692	369,411	4,271	20,003
William J. Federici	72,666	68,130	95,435	1,734	10,421
Steven A. Ellers	158,956	149,878	161,615	4,379	22,018
Robert J. Keating	49,958	47,683	46,182	769	3,526
John R. Gailey III	43,145	40,881	46,182	900	3,578

(4)          The amounts included in this column reflect the compensation costs of stock option awards recognized as expense in West’s financial statements under FAS 123R.  The options generally become exercisable in four equal installments over four years following the grant date.  The FAS 123R value as of the grant date for options is spread over the number of months of service required for the grant to become non-forfeitable.  The costs relate to options granted in February 2006 under the 2004 Plan, as well as outstanding prior awards granted in March 2005, May 2004 and, in the case of Dr. Morel, March 2002.  As noted in Note 17 of the Notes to Financial Statements contained in the Company’s 2006 Form 10-K, the value used for recognition of expense for stock options was calculated using the Black-Scholes option pricing model based on the following weighted average assumptions:

	2002	2004	2005	2006
Expected Life (Years)	6	6	6	6
Risk-Free Interest Rate	3.3%	3.9%	4.1%	4.7%
Dividend Yield	4.4%	2.2%	1.7%	1.4%
Expected Volatility	26.8%	27.7%	27.9%	29.3%

The following table summarizes the 2006 expense attributable to stock options by grant date of the award:

	2002 Award	2004 Award	2005 Award	2006 Award
Name	($)	($)	($)	($)
Donald E. Morel, Jr.	66,667	176,460	169,911	161,888
William J. Federici	—	31,919	32,715	41,821
Steven A. Ellers	—	69,287	72,700	70,827
Robert J. Keating	—	22,058	23,628	20,236
John R. Gailey III	—	18,944	19,993	20,236

(5)          The amounts included in this column are the annual MIP incentive amounts for 2006, which were paid in early 2007, ranging between 132.6% and 147.7% of target.  Amounts shown are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of awards into the Employee Deferred Compensation Plan.  MIP payouts are in cash, except participants may elect to have up to 100% of their MIP award paid in shares of West common stock, referred to as “bonus shares,” valued at the date the award is approved by the Compensation Committee.  The following executive officers elected to receive shares as part of their award:

Name	% Paid of MIP Bonus Paid in Bonus Shares	Number of Bonus Shares Received
Donald E. Morel, Jr.	25%	3,024
William J. Federici	25%	1,532
Steven A. Ellers	50%	3,717
Robert J. Keating	0%	—
John R. Gailey III	0%	—

(6)          The amounts shown in this column are solely an estimate of the increase in actuarial present value of the Named Executive Officers’ age-65 accrued benefit under the Company’s retirement plans for 2006.  Assumptions are further described under Retirement Plan Benefits on page 23.  No amount is payable from the plans before a participant attains age 55 (except in the case of a disability retirement).

(7)          Represents (i) reimbursements for financial-planning services, (ii) costs of providing a Company-leased vehicle, including lease payments, gas, maintenance and insurance, (iii) Company matching contributions to the Employee Deferred Compensation Plan and 401(k) Plan, (iv) Company-paid premiums for executive medical plan coverage, (v) Company-paid life insurance premiums, (vi) dividend equivalents paid in 2006 on incentive shares and unearned PVS units and (vii) tax gross-ups.

All Other Compensation — 2006

Name	Financial Planning Reimbursement		Use of Company Car		Deferred Comp Plan/Savings Plan Company Match	Company Paid Medical Plan Costs		Life Insurance		Dividend Equivalents	Tax Gross-ups		Other		Total
Donald E. Morel, Jr.	$0		$34,493		$19,760	$12,285		$4,433		$57,850	$14,356		$0		$143,177
William J. Federici	0		23,833		11,286	12,285		974		12,376	8,982		0		69,736
Steven A. Ellers	750		20,338		11,644	7,651		990		25,204	9,744		0		76,321
Robert J. Keating	11,497	*	19,007	*	—	3,602	*	9,183	*	7,430	77,190	*	151,273	(a)*	279,182
John R. Gailey III	0		17,355		8,207	12,285		663		6,701	9,791		0		55,002

(a)          Represents the following: cost-of-living allowance — $47,483; Company payment for the purchase of private retirement benefit — $77,575; Company-paid retirement administration fee — $7,600; airfare for spouse and child — $7,585; overseas premium — $9,776; and golf club membership — $1,254.

*                 The dollar amounts shown were converted from Euros to U.S. Dollars at the rate of 0.7974, the average monthly exchange rate for 2006, except life insurance premium payments included as All Other Compensation.  The life-insurance policy is paid in Australian Dollars and converted to U.S. Dollars at the rate of 1.3289, the average monthly exchange rate for 2006.

The following table provides information on stock options, incentive shares (time-vested restricted stock) and PVS units granted in 2006 to each of the Company’s Named Executive Officers.  The amount of these awards that was expensed in 2006 is shown in the Summary Compensation Table on page 17.

Grants of Plan-Based Awards in 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares		All Other Option Awards: Number of Securities Under-		Exercise or Base Price of		Closing Price on		Grant Date Fair Value of Stock and
Name (a)	Grant Date (b)	Threshold ($) (c)		Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)		Target (#) (g)		Maximum (#) (h)		of Stock or Units (#) (i)		lying Options (#) (j)		Option Awards ($/Sh) (k)		Grant Date ($/Sh) (l)		Option Awards ($) (m)
Donald E. Morel, Jr.	2/24/06	310,000	(1)	620,000	(1)	930,000	(1)
	2/24/06							12,691	(2)	25,381	(2)	50,762	(2)									827,040	(4)
	2/24/06													935	(3)							30,649	(4)
	2/24/06															74,257	(4)	32.59	(4)	32.78	(4)	777,062	(4)
William J. Federici	2/24/06	95,041	(1)	190,081	(1)	285,122	(1)
	2/24/06							3,279	(2)	6,557	(2)	13,114	(2)									213,660	(5)
	2/24/06													367	(3)							12,030	(5)
	2/24/06															19,183	(4)	32.59	(4)	32.78	(4)	200,741	(5)
Steven A. Ellers	2/24/06	128,379	(1)	256,758	(1)	385,137	(1)
	2/24/06							5,552	(2)	11,104	(2)	22,208	(2)									361,824	(5)
	2/24/06													1,104	(3)							36,189	(5)
	2/24/06															32,488	(4)	32.59	(4)	32.78	(4)	339,971	(5)
Robert J. Keating	2/24/06	81,678	(1)	163,356	(1)	245,034	(1)
	2/24/06							1,587	(2)	3,173	(2)	6,346	(2)									103,392	(5)
	2/24/06															9,282	(4)	32.59	(4)	32.78	(4)	97,131	(5)
John R. Gailey III	2/24/06	57,005	(1)	114,009	(1)	171,014	(1)
	2/24/06							1,587	(2)	3,173	(2)	6,346	(2)									103,392	(5)
	2/24/06													133	(3)							4,334	(5)
	2/24/06															9,282	(4)	32.59	(4)	32.78	(4)	97,131	(5)

(1)          The amounts represent the minimum, target and maximum awards under the MIP.  Eligible executives have a MIP target bonus opportunity, specified as a percentage of base salary as in effect on December 31 of the plan year.  The award payout is calculated by multiplying the target bonus opportunity by the percentage achievement of weighted performance measures.  The principal corporate performance measures for 2006 were EPS (weighted 65%) and cash flow (weighted 35%), with additional global and regional performance measures for operational executives.  For the Named Executive Officers, the target bonus opportunity ranges from 40% to 80% of base salary, depending on position, and represents the payout if 100% of the performance measures are met.  If actual performance exceeds the performance measures, up to 150% of the target bonus opportunity could be paid.  An 85% achievement would yield a threshold payout of 50% of the target bonus opportunity.  No payouts are made if actual achievement falls below 85% of the performance measures.  MIP participants, including the Named Executive Officers, may elect to receive up to 100% of their MIP payout in shares of common stock referred to as “bonus shares,” valued at the market price of the common stock on the date of award.  Any participant who elects to receive bonus shares will also receive additional shares of time-vested restricted stock, called “incentive shares,” equal to 25% of the number of bonus shares received.  Terms of the incentive shares are explained in note (3) below.

(2)          PVS units are rights to receive a certain number of shares of West common stock depending on achievement of two equally weighted performance targets over a three-year performance period.  The number of shares that will be payable for the 2006 grants depends on the Company’s performance against compound average sales growth and return-on-invested-capital targets over the period commencing January 1, 2006 and ending December 31, 2008.

All PVS units have a grant date FAS 123R value of $32.585 per share.  There can be no assurance that any shares of common stock will be earned at the end of the performance period.

(3)          The amounts represent the number of incentive shares (time-vested restricted stock) awarded to the Named Executive Officers who have elected to receive a portion of their annual MIP payout in the form of bonus shares.  Incentive shares vest at the rate of 25% per year from the date of grant.  Incentive shares are forfeited if the bonus shares are transferred during that time or if the executive’s employment terminates for any reason other than retirement.  Dividends are paid on restricted stock and reinvested in additional shares.

(4)          Options allow the recipient to purchase a share of West common stock for the fair market value of a share of common stock on the grant date.  Options become exercisable in four equal installments on the first through fourth anniversaries of the grant date.  Options are granted for a 10-year term.  Options that are exercisable on the date of retirement under the Company’s retirement plans remain exercisable for the balance of their term.  Option holders whose employment terminates for other reasons must exercise their vested options within 90 days following their termination date.  Unvested options expire immediately upon employment termination, except under certain terminations following a change in control of the Company, in which case all unvested options immediately vest as of the date of termination.

The exercise price of all options granted in 2006 equals the average of the high and low of West common stock on the grant date, so the exercise price of the stock options reported under column (l) was less than the closing price of West common stock on the grant date as reported under column (k).

Column (m) represents the aggregate FAS 123R values of options granted during 2006.  The per-option FAS 123R grant date value was $10.4645 each for all options.  See Note 17 of the Notes to Financial Statements contained in the Company’s 2006 Form 10-K for the assumptions made in determining FAS 123R values.

(5)          The grant date fair value was calculated in accordance with FAS 123R.

The following table contains information on the current holdings of stock options, unearned PVS units and unvested incentive shares held by the Named Executive Officers on December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Donald E. Morel, Jr.	40,730	(1)			0	14.70	8/5/07	3,801	(7)	194,725	*	174,684	(8)	8,949,061	*
	8,167	(2)	60,000			13.02	3/25/10
	248,423	(3)				13.99	4/30/12
	75,935	(4)				11.30	4/28/08
	68,000	(3)	68,000			19.37	5/5/14
	23,795	(3)	71,388			24.20	4/11/15
			74,257	(3)		32.59	2/24/16
William J. Federici	100,000	(5)			0	13.51	8/17/08	1,734	(7)	88,833	*	35,530	(8)	1,820,202	*
	12,300	(3)	12,300			19.37	5/5/14
	4,500	(3)	13,500			25.53	3/5/15
			19,183	(3)		32.59	2/24/16
Steven A. Ellers	110,000	(1)			0	13.02	3/25/10	4,029	(7)	206,406	*	71,362	(8)	3,655,875	*
	50,000	(4)				11.30	4/28/08
	26,700	(3)	26,700			19.37	5/5/14
	10,000	(3)	30,000			25.53	3/5/15
			32,488	(3)		32.59	2/24/16
Robert J. Keating	16,000	(6)			0	14.41	3/8/12	769	(7)	39,396	*	21,876	(8)	1,120,707	*
	8,500	(3)	8,500			19.37	5/5/14
	3,250	(3)	9,750			25.53	3/5/15
			9,282	(3)		32.59	2/24/16
John R. Gailey III	28,800	(1)			0	13.02	3/25/10	700	(7)	35,861	*	19,716	(8)	1,010,051	*
	7,300	(3)	7,300			19.37	5/5/14
	2,750	(3)	8,250			25.53	3/5/15
			9,282	(3)		32.59	2/24/16

(1)          Options granted in August 1997 and March 2000, generally become exercisable in five equal installments on the first through fifth anniversaries of the grant date and expire on the date shown in column (f), the 10th anniversary of their grant date.

(2)          Option granted in March 2000, generally becomes exercisable in two installments and expires on the date shown in column (f), the tenth anniversary of its grant date.

(3)          Options granted in April 2002, May 2004, March 2005, April 2005, and February 2006 generally become exercisable in four equal installments on the first through fourth anniversaries of the grant date and expire on the date shown in column (f), the 10th anniversary of the grant date.

(4)          Options granted in April 2003 generally become exercisable on the first anniversary of the grant date and expire on the date shown in column (f), the fifth anniversary of the grant date.

(5)          Option granted in August 2003 generally becomes exercisable in two equal installments on the first and second anniversaries of the grant date and expires on the date shown in column (f), the fifth anniversary of the grant date

(6)          Option granted in March 2002 generally becomes exercisable on the first anniversary of the grant date and expires on the date shown in column (f), the tenth anniversary of the grant date.

(7)          Amounts represent the total number of unvested incentive shares (time-vested restricted stock) that have been awarded from 2003 through 2006.  Incentive-share awards vest 25% per year for four years from the date of grant.  If the incentive shares become vested, the executive receives additional shares as if dividends had been paid on the incentive shares from the grant date and reinvested in additional shares.  Unvested incentive shares (and any associated dividend rights) are forfeited upon employment termination, except due to retirement where a prorated portion is vested based on the time elapsed between the grant date and retirement date.

(8)          Amounts represent unearned PVS units that were awarded in 2004, 2005 and 2006, and assume a maximum payout of 200% pursuant to SEC requirements because the previous fiscal year’s performance achieved greater than the target performance measure.

*                 The market value of the unvested incentive shares and unearned PVS units is based on the closing price of West common stock on December 29, 2006 of $51.23.

The following table shows the number of shares of West common stock acquired by the Named Executive Officers during 2006 upon the exercise of stock options and the vesting of incentive shares and PVS units.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Name (a)	(#) (b)	($) (c)	(#) (d)	($) (e)
Donald E. Morel, Jr.	229,585	5,428,272	24,587	800,578
William J. Federici	0	—	8,236	268,370
Steven A. Ellers	115,000	3,035,091	18,396	598,995
Robert J. Keating	50,000	1,776,424	5,662	184,496
John R. Gailey III	64,000	1,778,691	5,107	166,161

(1)          The value realized is equal to the difference between the option exercise prices and the fair market value of West common stock on the dates of exercise, multiplied by the number of options exercised.

(2)          Reflects PVS units that were awarded in 2004 and earned in February 2006 and incentive shares that were awarded in 2003 and vested in February 2006, including additional shares awarded pursuant to dividend equivalents.  The following table shows the number of vested incentive shares and PVS unit payouts, and the number of additional shares distributed due to dividend equivalents.

Name	Vested Incentive Shares (#)	Dividends Paid on Vested Incentive Shares (#)	PVS Unit Payouts (#)	Dividends Paid on PVS Unit Payouts (#)
Donald E. Morel, Jr.	470	40	23,221	856
William J. Federici	—	—	8,000	236
Steven A. Ellers	350	30	17,500	516
Robert J. Keating	—	—	5,500	162
John R. Gailey III	200	17	4,750	140

(3)          The value of the PVS units upon vesting was determined by multiplying the number of PVS units by the relevant performance factors at the end of the period (125%) and then multiplying by fair market value of West common stock on the payout date, February 24, 2006, which was $32.59.  The value of vested incentive shares is determined based on the fair market value of common stock on the vesting date, March 9, 2006, which was $31.43.

Retirement Plan Benefits

Employees Retirement Plan.  U.S.-based full-time salaried employees of the Company, which includes all Named Executive Officers other than Mr. Keating, are eligible to participate in the Retirement Plan and 401(k) Plan.  U.S.-employed Named Executive Officers (i.e., all Named Executive Officers except Mr. Keating) also are entitled to participate in the SERP, which is described below.

Until December 31, 2006, West maintained a traditional defined-benefit pension plan, which calculated retirement benefits for participants as a percentage of average annual earnings.  The normal retirement benefit equals 1.9% of the average of a participant’s five highest consecutive calendar years of compensation out of the participant’s last 10 calendar years of service, multiplied by his or her years of service up to 25 years, plus 0.5% of such average multiplied by his or her years of service in excess of 25 but not more than 35 years.

In general, compensation covered by the Retirement Plan consists of base salary, overtime, bonuses (paid in cash or stock) and other cash remuneration, plus a participant’s contributions to the Company’s 401(k) Plan and amounts contributed to the Employee Deferred Compensation Plan.  Although age 65 is the normal retirement age, participants with 10 years of service may retire upon reaching age 55, with reduced benefits based on age at the retirement date.  A participant vests in his or her benefit upon reaching three years of credited service.

Effective January 1, 2007, the accrued benefits under the Retirement Plan’s pension formula were frozen, and the pension benefits for all existing and new participants will be expressed as a “cash balance” type formula.  Under the cash-balance approach, an allocation is made at the end of each calendar year to a participant’s hypothetical cash-balance account.  The allocation is determined by the age of the participant and the percentage of annual compensation assigned to that age band by the basic cash-balance formula.  For participants who have attained minimum age and service requirements, an additional annual allocation referred to as a “transition benefit” will be made to their accounts to replace all or part of the benefit for participants who were participating in the Retirement Plan on December 31, 2006.  The transition benefit allocation percentage is based on the age of the participant as of January 1, 2007.  The transition benefit at January 1, 2007 for the Named Executive Officers who are eligible to participate was 8%.  The transition benefit percentage will remain for the duration of the transition period, which continues for twelve years or until retirement, whichever comes first.   Each year, the balance in the hypothetical account will be credited with interest at a rate equal to the 30-Year Treasury Bond Rate.

The benefit that each participant will receive at retirement will be the sum of the accrued benefit under the old pension formula as of December 31, 2006, plus the amount allocated to the participant’s cash-balance account.

The Retirement Plan is subject to qualified-plan Internal Revenue Code limits on the amount of annual benefit that may be paid under the plan, and on the amount of compensation that may be taken into account in calculating retirement benefits.  For 2006, the limit on compensation that may be used was $220,000, and is $225,000 for 2007.  The limit on annual benefits payable for an employee retiring at age 65 in 2006 was $175,000, and for 2007 is $180,000.  Benefits in excess of those permitted under the statutory limits are paid from the SERP, described below.

Supplemental Employees’ Retirement Plan.  The SERP is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under the Retirement Plan, but are prohibited from being paid from the Retirement Plan by Internal Revenue Code limits.  The benefit paid by the SERP is the excess of the total benefit accrued under the Retirement Plan over the amount of benefit the Retirement Plan is permitted to provide under Internal Revenue Code regulations.

The table below shows the actuarial present values of the Named Executive Officers’ accumulated pension benefit under the Retirement Plan and SERP, through December 31, 2006, and their credited years of service.  The benefits were determined using assumptions consistent with those used by the Company in its financial statements.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (1) (#) (c)	Present Value of Accumulated Benefit (2) ($) (d)	Payments During Last Fiscal Year ($) (e)
Donald E. Morel, Jr.	Retirement Plan	14	241,246	0
	SERP	14	789,540	0
William J. Federici	Retirement Plan	3	52,054	0
	SERP	3	80,745	0
Steven A. Ellers	Retirement Plan	23	578,884	0
	SERP	23	860,663	0
Robert J. Keating (3)	Retirement Plan	—	—	—
	SERP	—	—	—
John R. Gailey III	Retirement Plan	15	299,198	0
	SERP	15	165,912	0

(1)          Equals the number of full years of credited service as of December 31, 2006.  Credited service begins with the anniversary of a participant’s hire date and ends with his or her last full month of employment.

(2)          An actuarial present value of the benefits is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money.  The actuarial present value represents an estimate of the amount which, if invested as of December 31, 2006 at a discount rate of 5.9%, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit.  Estimated future payments are assumed to be in the form of a single lump-sum payment at retirement determined using interest-rate and mortality assumptions contained in the RP2000 Mortality Table, in accordance with applicable Internal Revenue Code regulations.  The assumed retirement age for each Named Executive Officer is 65, the earliest age at which the executive could retire without any benefit reduction due to age.  Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, final service, future compensation levels, interest-rate movements and regulatory changes.

(3)          Mr. Keating is based in Germany and is not eligible to participate in the Company-sponsored retirement plans.

Nonqualified Deferred Compensation

The Employee Deferred Compensation Plan, an unfunded, unsecured deferred compensation plan, allows participants who are highly compensated employees to defer any whole percentage of their base salary, any whole percentage of their cash bonus and any whole number of their bonus shares.  Annual deferral amounts and earnings on those amounts are distributed five years after the year of deferral, but the participant may elect another later date for the distribution, which may be employment termination.  Participation is limited to U.S.-based full-time employees whose annual base salary is at least $150,000.

The table shows the executive contributions, earnings and account balances for the Named Executive Officers in the Employee Deferred Compensation Plan.

Nonqualified Deferred Compensation in 2006

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY (1) ($) (c)	Aggregate Earnings in Last FY (2) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Donald E. Morel, Jr.	255,282	50,552	440,809	53,886	1,539,267
William J. Federici	70,646	23,310	267,810	0	625,504
Steven A. Ellers	202,988	47,846	610,785	95,267	1,614,556
Robert J. Keating (3)	—	—	—	—	—
John R. Gailey III	51,242	8,207	88,835	0	404,733

(1)          These amounts reflect the Company match under the Employee Deferred Compensation Plan and 401(k) Plan, which are also included in the Summary Compensation Table in the “All Other Compensation” column.

(2)          These amounts reflect the net gains (losses) attributable to the investment funds in which the executives have chosen to invest their contributions and the Company’s matching contributions under the Employee Deferred Compensation Plan and 401(k) Plan.

(3)          Mr. Keating is based in Germany and is not eligible to participate in the Employee Deferred Compensation Plan and 401(k) Plan.

Executives may invest their account balances in a selection of investment options that generally mirrors the funds in the 401(k) Plan.  The available investment options change periodically.  As of December 31, 2006, participants could choose among several different investments, including domestic and international equity funds, money market and bond funds managed by the Plan’s trustee.  All employer contributions are invested in a Company stock fund.  Participants can change their investment selections prospectively at any time.

When participants elect to defer amounts, they also choose when the amounts ultimately will be distributed to them.  Amounts deferred in any given year will be distributed five years later, but the participant may elect to receive the distribution at a later time, including upon employment termination.  Distributions at employment termination are made either in a lump sum or in 10 equal annual installments, at the election of the participant.

Payments on Employment Termination or Change in Control

Payments Under Benefit Plans

Generally, if a Named Executive Officer voluntarily terminates employment (other than for death or disability), he would receive the following benefits:

•                  Accrued but unpaid compensation.

•                  Accrued vacation.

•                  Under the 2004 Plan, outstanding vested stock options would be exercisable for 90 days after the termination date.  If the employment termination is due to retirement under a Company-sponsored plan, outstanding stock options would be exercisable for the full balance of their term.  Outstanding PVS units and unvested incentive shares would be canceled as of the termination date, except for exigent circumstances as determined by the Compensation Committee.

•                  If the employment termination occurs prior to December 31 of any MIP plan year, they would not receive payment of any annual incentive award for that plan year.  The full amount of the annual MIP incentive award would be payable if they terminate on December 31.

•                  Benefits accrued under the Retirement Plan and SERP would be paid according to the terms of those plans applicable to terminated employees.  Those benefits are described under Retirement Plan Benefits beginning on page 23.

•                  For all Named Executive Officers, to the extent that the amount payable under the Retirement Plan exceeds the amount available for distribution due to IRS limits, the remaining amount would be paid under the SERP on termination of employment.

•                  Account balances in the Employee Deferred Compensation Plan would be paid according to the terms of that plan (which requires a six month grace period after the occurrence of the termination event) and the elections of the individual participant.  Participants may elect distributions in a lump sum or in five equal annual installments.

If Mr. Ellers voluntarily terminates employment, since he is retirement eligible, he will receive the following:

•                  Accrued but unpaid compensation.

•                  Accrued vacation.

•                  Benefits accrued under the Retirement Plan and SERP would be paid according to the terms of those plans applicable to retired employees.  Those benefits are described under Retirement Plan Benefits beginning on page 23.

•                  Outstanding vested stock options would be exercisable for the full balance of their term.  Outstanding PVS units and unvested incentive shares would be canceled as of the termination date.

•                  If the employment termination occurs prior to December 31 of any MIP plan year, no payment would be made for annual incentive award for that plan year.  The full amount of the annual MIP incentive award would be payable if he is terminated on December 31.

•                  Account balances in the Employee Deferred Compensation Plan would be paid according to the terms of that plan (which requires a six month grace period after the occurrence of the termination event) and the elections of the individual participant.  Participants may elect distributions in a lump sum or in five equal annual installments.

•                  To the extent that the amount payable under the Retirement Plan exceeds the amount available for distribution due to IRS limits, the remaining amount would be paid under the SERP on termination of employment.

•                  Post retirement medical and dental insurance coverage would be available on the same basis as other retired employees.

In case of disability, Messrs Morel, Federici, Ellers and Gailey and Mr. Keating, with respect to bullet 5 only, would be eligible for the following benefits:

•                  Salary continuation for six months.

•                  Benefits, including Social Security, up to 60% of base salary or $25,000 per month, whichever is less, under the Company’s long-term disability plan.

•                  Continued accrual of credited service under Retirement Plan and SERP until his normal retirement date or later, according to the terms of those plans.

•                  Medical and dental insurance coverage would be available on the same basis as to other disabled employees.

•                  Under the 2004 Plan, outstanding unvested stock options would continue to vest and outstanding vested stock options would be exercisable for the term of the option.  Outstanding PVS units and unvested incentive shares would be paid out at the end of the respective performance periods based upon the achievement of the applicable performance goals.

In case of death, a Named Executive Officer’s beneficiaries or estate would receive the following benefits:

•                  Life insurance benefits under the Company’s group policy would be payable equal to one times base compensation up to a maximum of $500,000, plus any supplemental life insurance elected and paid for the Named Executive Officer.  Dr. Morel, will also receive a benefit of $1,750,000 payable under the terms of a term life insurance policy paid for by the Company.  For Mr. Keating, a benefit of approximately $435,560 would be payable under the terms of a term life insurance paid for by the Company.

•                  For a Named Executive Officer who is eligible for “final average pay formula” benefits under the Retirement Plan: A married or non-married Named Executive Officer’s spouse, beneficiaries or estate, as the case may be, would receive the same monthly benefit that would have been payable to him or her under a 50% joint and survivor annuity. This benefit is the same for all similarly situated employees.

•                  For a Named Executive Officer who is eligible for “cash balance” formula benefits under the Retirement Plan:  A married or non-married Named Executive Officer’s spouse, beneficiaries or estate, as the case may be, would receive 100% of the benefit accrued under that formula. This benefit is the same for all similarly situated employees.

•                  For all Named Executive Officers, to the extent that the amount payable under the Retirement Plan exceeds the amount available for distribution due to IRS limits, the remaining amount would be paid under the SERP at the employee’s death.

•                  Under the SERP, for the retirement eligible Named Executive Officers at death, a married Named Executive Officer’s spouse would receive the same monthly benefit that would have been payable to him or her under a 50% joint and survivor annuity.

•                  If the Named Executive Officer is married, medical and dental coverage would be available to his spouse on the same basis as other married employees, i.e., if retirement eligible at death, coverage would be available to his spouse on the same basis as other retirement eligible employees. If not retirement eligible, COBRA coverage would be available for 36 months.

•                  Under the 2004 Plan, outstanding vested stock options would be exercisable for one year (but not after the end of the original option term). Outstanding PVS units and unvested incentive shares would be paid out at the end of the respective performance periods based upon the achievement of the applicable performance goals.

Mr. Keating does not participate in and is therefore not entitled to any benefits under any of the Company’s Retirement Plans.

If a Named Executive Officer is terminated for cause:

•                  Benefits accrued under the Retirement Plan and SERP would be paid according to the terms of those plans applicable to terminated or retirement eligible employees, as described in the voluntary termination sections above.

•                  Under the 2004 Plan, outstanding vested stock options would terminate immediately and unvested incentive shares and unearned PVS units would be canceled as of the termination date.

•                  Any annual incentive award for that year would be forfeited.

•                  A Named Executive Officer would be entitled to receive all accrued but unpaid compensation.

•                  A Named Executive Officer would be entitled to receive an amount for his accrued vacation, a benefit generally provided to full-time West employees.

•                  Mr. Keating does not participate in and is therefore not entitled to any benefits under any of the Company’s Retirement Plans.

Payments Under Employment Agreement

In 2002, we entered into an employment agreement with Dr. Morel.  The Company may terminate his employment by giving two years’ prior notice, or earlier upon his death, due to a disability or for cause (as defined in the agreement).  The Company may also terminate his employment without cause and without giving the requisite notice, but in such an event, he would be entitled to receive a lump sum severance payment equal to his annual base salary in effect on the termination date, plus an amount equal to his salary for the next year if it has been set (or if not set, two times his current base salary).  The amount would have been approximately $1,550,000 if his employment would have been terminated by the Company without cause on December 31, 2006.  Any severance pay would be contingent upon a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the agreement.

For purposes of his agreement, termination for “cause” is defined as: the conviction of a felony; the willful failure to perform his job duties; gross negligence or willful misconduct in the performance of his duties; willful misconduct that materially injures the Company; or the violation of the non-compete, the non-solicitation or the confidentiality obligations under the agreement.

If Dr. Morel’s employment is terminated without cause and there is also a change in control, he would receive either the lump sum amount described above or the amount payable under the change in control provisions described below, whichever is larger.

Payments on Change in Control

We have entered into agreements with each of the Named Executive Officers, as well as certain other officers of the Company, which provide the following benefits upon qualifying terminations of employment in connection with or within two years following a change in control of the Company.  For Dr. Morel, Mr. Federici, Mr. Ellers and Mr. Gailey, the agreements provide for the following compensation and benefits if their employment is terminated under certain circumstances following a change in control of the Company:

•                  Cash severance pay equal to three times the sum of the executive’s highest annual base salary in effect during the year of termination.  The severance would be reduced on a pro rata basis if the executive retires within three years following the change in control.

•                  An amount equal to the average annual bonus paid or payable to the executive for the three years immediately preceding the change in control.

•                  Immediate vesting of any unvested benefits and employer matching contributions under the Company’s 401(k) Plan and the Employee Deferred Compensation Plan as of the termination of the executive’s employment.

•                  Immediate vesting of all unvested stock options, shares of stock and other equity-based awards granted or awarded under any compensation or benefit plan or arrangement.

•                  Continued medical, dental, life and other insurance benefits for 36 months after termination of the executive’s employment, or until his retirement or eligibility for similar benefits with a new employer.

•                  Available outplacement benefits.

Mr. Keating’s agreement provides for continuation of his base salary for 18 months if his employment is terminated under the same circumstances.

Terminations of employment that entitle the executive to receive severance benefits consist of (i) resignation following a constructive termination of his employment, (ii)  employment termination other than by reason of death, disability, willful misconduct or normal retirement, or (iii) voluntary resignation during a one-time, 30-day period beginning 12 months following the change in control.

A “change in control” under the agreements is defined generally as any such event that requires a report to the SEC, but includes any of the following:

•                  any person or entity other than the Company, any current director or officer of the Company or a trustee or fiduciary holding the Company’s securities, becomes the beneficial owner of more than 50% of the combined voting power of the Company’s outstanding securities;

•                  an acquisition, sale, merger or other transaction that results in a change in ownership of more than 50% of the combined voting power of the Company’s stock;

•                  a change in the majority of the Board of Directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period; or

•                  execution of an agreement with the Company, which if consummated, would result in any of the above events.

A “constructive termination” generally includes any of the following Company actions without the executive’s written consent following a change in control:

•                  significantly reducing or diminishing the nature or scope of executive’s authority or duties;

•                  materially reducing the executive’s annual salary or incentive compensation opportunities;

•                  changing the executive’s office location so that he must commute more than 50 miles, as compared to his commute as of the date of the agreement;

•                  failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar taken as a whole, to the benefits provided as of the date of the agreement; or

•                  failing to obtain a satisfactory agreement from any successor to West to assume and agree to perform the obligations under the agreement.

•                  However, no constructive termination will have occurred if the executive:

•                  fails to give the Company written notice of his intention to claim constructive termination and the basis for that claim at least 10 days in advance of the effective date of executive’s resignation; or

•                  the Company cures the circumstances giving rise to the constructive termination prior the effective date of executive’s resignation.

To receive the severance benefits under the agreement, the executive must agree not to be employed by any competitor of the Company or compete with the Company in any part of the United States (any market or territory, in the case of Dr. Morel) for up to one year (two years, in the case of Dr. Morel) following employment termination for any reason.

The Named Executive Officers (other than Mr. Keating) are entitled to full indemnification for any excise taxes that may be imposed by Section 4999 of the Internal Revenue Code, as amended, in connection with the change in control, including interest and penalties, and payment of their legal fees and expenses if the Company contests the validity or enforceability of the agreement. Mr. Keating is not entitled to such indemnification because he is an overseas employee.

The following table reflects additional payments to the Named Executive Officers in the event of a termination following a change in control that qualifies them for severance and other benefits under the agreements described above.

Change in Control Payment and Benefit Estimates

December 31, 2006

		Early Vesting	Accelerated Vesting of Equity Value
Executive	Aggregate Severance Pay	of 401(k) Company Match	PVS Units	Restricted Stock	Stock Options	Welfare Benefits Continuation	Parachute Tax Gross-up Payment	Total

Donald E. Morel, Jr.	$4,725,045	$0	$4,323,380	$75,680	$3,344,903	$117,016	$1,943,924	$14,529,948
William J. Federici	1,921,005	39,199	810,025	43,353	695,520	106,500	753,725	4,369,327
Steven A. Ellers	2,218,249	0	1,718,731	87,040	1,393,702	77,988	949,920	6,445,630
Robert J. Keating	684,939	0	536,177	10,374	432,273	0	0	1,663,763
John R. Gailey III	1,338,395	0	469,688	12,385	387,454	105,437	447,627	2,760,986

The estimates contained in the table are based on the following assumptions:

•                   The change in control occurred on December 31, 2006.

•                   The price of West common stock is $51.23, the closing price on December 29, 2006, the last business day of the month.

•                   All unvested PVS units would vest, prorated for service through the termination date, assuming target performance.

•                   No enhanced parachute value would result from the annual MIP bonus payout for 2006 because executives are considered by the Company to have earned this award and would be eligible to receive it even if terminated for reasons not involving a change-in-control.

2006 Director Compensation

Annual compensation for non-employee directors is comprised of cash compensation, in the form of an annual retainer, meeting and committee fees, and annual grants of non-qualified stock options and stock-equivalent units.  The total 2006 compensation of our non-employee directors is shown in the following table.

Director Compensation in 2006

Name	Fees Earned and Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Tenley E. Albright(4)	14,000	0	77,011	—	—	586,248	(4)	677,259
Jenne K. Britell	39,500	72,720	77,011	—	—	1,141	(5)	190,372
George W. Ebright(6)	9,500	0	0	—	—	561,438	(6)	570,938
L. Robert Johnson	45,000	72,720	77,011		—	12,810	(5)	207,541
Paula A. Johnson	31,500	72,720	77,011		—	1,330	(5)	182,561
William H. Longfield	41,728	72,720	77,011	—	—	29,059	(5)	220,518
John P. Neafsey	53,304	72,720	77,011	—	—	34,077	(5)	237,112
Anthony Welters	41,938	72,720	77,011	—	—	9,760	(5)	201,429
Geoffrey F. Worden	50,364	72,720	77,011	—	—	23,957	(5)	224,052
Robert C. Young	36,475	72,720	77,011	—	—	7,837	(5)	194,043
Patrick J. Zenner	41,500	72,720	77,011	—	—	3,820	(5)	195,051

(1)          The amounts included in this column are retainers for serving on the Board, Board Committees and as Committee chairs and Chairman, Independent Directors.  The amounts shown do not reflect the director’s election to defer some or all of the fees under the West Pharmaceutical Services 1999 Deferred Compensation Plan for Outside Directors (“Director Deferred Compensation Plan”).  In 2006, Mr. Longfield, Mr. Neafsey, Mr. Welters and Dr. Young deferred 100% of their director’s fees and Mr. Worden deferred 50% of his director’s fees.  All annual retainers and meeting fees are paid quarterly.

The Director Deferred Compensation Plan permits non-employee directors to defer all or a part of their annual cash retainers and meeting fees until they cease to be directors.  Deferred fees may be credited to a stock-equivalents account or to an account that earns interest at the prime rate of the Company’s principal commercial bank.  Amounts credited to the stock-equivalents account are converted into common stock-equivalent units based on the fair market value of one share of the Company’s common stock on the last day of the quarter.  Upon termination of Board service, the director receives a cash payment equal to the balance in the interest-bearing account and the value of the stock-equivalents account, which is determined by multiplying the number of stock-equivalents in the account by the fair market value of one share of West common stock on the date of termination.

(2)          The amounts included in this column reflect the compensation costs of stock-equivalent units recognized as expense in West’s financial statements under FAS 123R.  See Note 17 of the Notes to Financial Statements contained in the Company’s 2006 Form 10-K for the assumptions made in determining FAS 123R values.  Each director received a grant of 2,000 stock-equivalent units on May 2, 2006, the date of the 2006 Annual Meeting.  The stock-equivalent units vest on the day following the next Annual Meeting of Shareholders, provided the director continues to serve as a director through the next Annual Meeting.  Non-employee directors who are appointed between meetings are granted a prorated award based on the date of their appointment.  The units are credited to an account under the Director Deferred Compensation Plan.  When dividends are paid on common stock, additional stock-equivalents are credited to each director’s account as if those dividends were used to purchase additional shares.  The balance in the account is distributed in cash when the recipient ceases to be a director.

The FAS 123R grant date fair value of each director’s stock award was $36.36.  The FAS 123R value as of the grant date for stock-equivalent units is spread over the number of months of service required for the grant to become non-forfeitable.

(3)          Under the 2004 Plan, each year, on the day following the annual meeting of shareholders, each non-employee director who continues to serve as a director following the meeting is granted a non-qualified stock option to purchase 6,400 shares.  Non-employee directors who joined the Board other than at an annual meeting, are granted an option on the date they join, covering a prorated number of shares.  The total value of the stock options at the time of grant in 2006 was $770,112, based on the FAS 123R grant date fair value of $12.033 per share.  Each option has an exercise price equal to the fair market value of the Company’s common stock on the date of grant, vests one year from the date of grant and expires ten years from the grant date.

(4)          Dr. Albright retired from the Board on June 27, 2006.  The amount shown in column (g) represents the accrual for Dr. Albright’s Director Deferred Compensation Plan account balance, plus earned interest.  Under the plan’s terms, she has elected to receive the balance of her plan account in 10 equal annual installments beginning in January 2008.

(5)          The amounts in this column represent dividend equivalents credited to directors’ accounts under the Director Deferred Compensation Plan.

(6)          Mr. Ebright’s Board service ended April 24, 2006 due to his death.  The amount in column (g) represents his Director Deferred Compensation Plan account balance as of the date of death.  The entire balance was paid to his estate in 2006.

Directors who are not Company employees are compensated for their service as a director as shown in the chart below:

Compensation Item	Amount
Annual Retainers
Board	$20,000
Audit Committee Chair	10,000	(1)
Compensation Committee Chair	3,500
Finance Committee Chair	3,500
Nominating & Corporate Governance Committee Chair	3,500
Innovation & Technology Committee Chair	3,500
Chairman, Independent Directors	10,000	(1)

Per-Meeting Fees
Board	1,500
Committee	1,000

(1) Effective March 1, 2006.  Previously, $5,000.  The Board, on the recommendation of the Nominating and Corporate Governance Committee, increased the retainers for the Chairman of the Audit Committee and Chairman, Independent Directors to reflect the additional time commitment generally required in these two positions.  The Nominating and Corporate Governance Committee made the recommendation after reviewing information on compensation trends presented to it by its compensation consultant.

Audit Committee

Audit Committee Report

The Audit Committee, comprised of independent directors, met with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (the “independent auditors”), management and the internal auditor to assure that all were carrying out their respective responsibilities.  The Audit Committee discussed with and received a letter from the independent auditors confirming their independence.  Both the independent auditors and the internal auditors had full access to the Committee, including regular meetings without management present.

The Audit Committee met with the independent auditors to discuss their fees and the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting.  The Committee also discussed with the independent auditors their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.  The Audit Committee discussed the audited financial statements with management and recommended to the Board of Directors that these financial statements be included in the Company’s Form 10-K filing with the SEC.

John P. Neafsey, Chairman

Jenne K. Britell, Ph.D.

Geoffrey F. Worden

Patrick J. Zenner

The Audit Committee Report does not constitute soliciting material, and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Audit Committee Report by reference therein.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm.  As part of this responsibility, the Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year for pre-approval by the Audit Committee.  Those services fall within one of the four following categories:

•                                         Audit Services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for subsidiaries or affiliates of the Company; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents) and assistance in responding to SEC comment letters.

•                                         Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

•                                         Tax Services include all services, except those specifically related to the audit of the financial statements, which are performed by the independent accounting firm’s tax personnel and may include tax planning and compliance, and review of income and other tax returns.

•                                         All Other Services are those services not captured in any of the above three categories.

The Audit Committee will periodically revise the pre-approved services and may delegate pre-approval authority to one or more of its members.  Such member will report any pre-approval decisions to the Committee at its next scheduled meeting.  With respect to each proposed pre-approved service, the independent registered public accounting firm must provide detailed back-up documentation to the Committee regarding the specific services to be provided.

Audit and Non-Audit Fees

The Audit Committee reappointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.  The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2006	2005

Audit Fees(1)	$1,455,300	$1,439,800
Audit-Related Fees	52,300	163,500	(2)
Tax Fees(3)	365,800	518,000
All Other Fees(4)	1,500	1,500
Total	$1,874,900	$2,122,800

(1)          Consists of fees associated with the integrated audit of the consolidated financial statements and of management’s assessment of the effectiveness of internal controls over financial reporting.  Also includes, for both periods, fees associated with statutory audits, consents and the review of documents filed with the SEC.

(2)          Consists principally of due-diligence procedures in connection with acquisitions.

(3)          Includes tax compliance, tax advice and tax planning.

(4)          Consists of the cost of accounting research software offered by PricewaterhouseCoopers LLP.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP, our principal independent registered public accounting firm during 2006, was compatible with maintaining auditor independence.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she desires to do so and respond to appropriate questions.

PROPOSAL #2 — APPROVAL OF THE 2007 OMNIBUS INCENTIVE COMPENSATION PLAN

Description of the 2007 Plan

The Company has previously established the 2004 Plan, which provides for the awarding of equity-based compensation to officers and directors.  As of March 1, 2007, there were 480,075 shares remaining for awards under the 2004 Plan.  Those shares will be extinguished if Proposal #2 is approved by the Company’s shareholders.  To continue providing equity-based and incentive compensation, we have adopted the 2007 Omnibus Incentive Compensation Plan (the “2007 Plan”) that will provide for the award of such compensation to both key employees and directors.  The effectiveness of the 2007 Plan is contingent upon shareholder approval as required by NYSE rules and applicable tax rules.

The following is a summary of the 2007 Plan and is qualified in its entirety by the plan document, which is attached to this proxy statement as Appendix A.

Purpose

The purpose of the 2007 Plan is to align the interests of the eligible individuals with the interests of the Company’s shareholders, provide incentives for eligible individuals to exert maximum efforts for the success of the Company and its subsidiaries, and motivate key personnel, by means of appropriate incentives, to achieve long-term goals.

Administration

The 2007 Plan is administered by the Compensation Committee of the Board.  Our Nominating and Corporate Governance Committee has authority to make recommendations to the Board regarding awards for non-employee directors of the Company.  The Compensation Committee cannot make awards to non-employee directors, but will administer those awards as provided below once they have been made by the full Board.

The Compensation Committee has authority to interpret the 2007 Plan and may amend the 2007 Plan as provided below.  With respect to participants other than non-employee directors, the Compensation Committee may:

•                  select the employees and consultants who are to receive awards under the 2007 Plan;

•                  determine the type and amount of awards to be granted to participants and their terms and conditions;

•                  determine the times at which awards will be granted; and

•                  condition any awards upon the achievement of performance goals or after the lapse of any period of deferral (as described more fully below).

The Compensation Committee may delegate all or a portion of its responsibility to a person selected by it (to the extent permissible by applicable law).

Participation

All consultants, directors and key salaried employees of the Company are eligible to participate in the 2007 Plan.  Approximately 9 non-employee directors and 150 key salaried employees will be eligible to participate in the 2007 Plan.

Unless otherwise determined by the Committee, certain awards (options, deferred stock units, stock appreciation rights (SARs)) are exercisable only by the recipient, and no awards will be transferable other than by will or the laws of descent and distribution.  Restricted stock and deferred stock awards are transferable by the recipient once the period of restriction or deferral with respect to such stock lapses; prior to the lapse of the restrictions or the deferral period, the stock is not transferable.

Shares of Stock Available for Grant

If shareholder approval is obtained, a total of up to 4,100,000 shares of common stock will be available for issuance under the 2007 Plan.  Any stock option or stock appreciation right that is not forfeited or cancelled will reduce the number of shares available for issuance under the plan by one share for each share subject to the option or stock appreciation right.  Any awards under the 2007 Plan that are payable in common stock (other than stock options or stock appreciation rights) will reduce the total number of shares available for grant under the 2007 by an amount equal to 2.5 times the number of shares subject to the award.  The shares may be treasury shares or authorized but unissued shares.  The maximum number of shares subject to options or SARs that may be granted to any one individual shall not exceed 400,000 shares during any calendar year, and the maximum payment that can be made to one individual in any one calendar year with respect to deferred stock, restricted stock, stock bonus, stock units and cash-based performance awards will be $6,000,000 as measured on the date of grant.   If any awards made under the 2004 Plan prior to approval of the 2007 Plan would entitle a 2004 Plan participant to an amount of Company stock in excess of the target threshold amount, the additional shares of Company stock (up to the maximum threshold amount), shall be distributable under and in accordance with the 2007 Plan.

In the event of any stock split, reverse stock split, or stock dividend, any extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up or other similar change in corporate structure or capitalization or similar event, then the number and kinds of shares available for awards under the 2007 Plan, the per-participant share limit, the vesting schedule, the exercise price per share subject to each outstanding stock option, and the terms of each other outstanding award shall be adjusted, if necessary, by the Company.

Change in Control

Unless otherwise provided by the Compensation Committee, any award granted under the 2007 Plan that was not vested on the date of a change in control will become fully exercisable and vest immediately.  Any awards deferred will be paid prior to or as soon as practicable following a change in control, as determined by the Compensation Committee.  A “change in control” is defined generally as any such event that requires a report to the Securities and Exchange Commission, but includes any acquisition or other transaction that results in a change in ownership of more than 50% of the Company’s stock or a change in the majority of the Board over a two-year period that is not approved by at least two-thirds of the directors.

Effective Date and Termination; Amendments

Subject to approval by our shareholders, the 2007 Plan will be effective as of May 1, 2007.  The 2007 Plan will terminate on May 1, 2017, unless earlier terminated by the Board.  Termination will not affect awards outstanding at the time of plan termination.  The Compensation Committee may amend, suspend or terminate the 2007 Plan, provided shareholder approval of any amendment is obtained as required by applicable laws or regulations.  The Compensation Committee may amend any outstanding award without a participant’s consent, provided the amendment does not adversely impact the participant unless it is necessary to ensure deductibility of the payments under section 162(m) of the Internal Revenue Code or provide for a lower exercise price or base price with respect to options or SARs.

Types of Awards Under the 2007 Plan

Options.  Options granted under the 2007 Plan may be either non-qualified stock options or incentive stock options qualifying under section 422 of the Code.  The price of any option granted may not be less than closing asked price of the stock on the date of grant.

The option price is payable in cash or, if the grant allows, shares of common stock held by the option holder and valued at their fair market value, which may include shares received upon exercise of a portion of a stock option through a “pyramid” exercise.  The Compensation Committee may impose additional restrictions on the exercise of any option.  The term of a non-qualified stock option may not exceed ten years.

Stock Appreciation Rights.  SARs may, but need not, relate to options.  The Compensation Committee determines the terms of each SAR at the time of grant.  Any freestanding SAR may not be granted for less than the fair market value of the underlying stock at the time of grant and cannot have a term longer than 10 years.  Distribution may be made in common stock, in cash or a combination of cash and stock, as determined by the Committee.

Stock Awards.  The 2007 Plan provides for the granting of stock awards and performance awards.  It is expected that any executive performance award will be based on consolidated and/or business unit financial performance criteria as described below.  The Compensation Committee may also grant restricted stock awards tied to the completion of a specified period of service.

Stock Units.  In a stock unit award, the Company will deliver, subject to certain conditions, cash equal to the fair market value of a share of common stock at the end of a vesting or deferral period, which may be determined based on the achievement of one or more performance goals.  The term of a stock unit may not exceed 10 years.  If approved by our shareholders, the 2007 Plan will replace the current Stock-Equivalents Plan and no new stock-equivalent units will be awarded to directors under that plan.  Unless otherwise determined by the Committee, settlement of a stock unit will occur upon termination of employment or service.  Unvested stock units will be forfeited.

Cash-Based Performance Awards.  The Compensation Committee may grant cash-based performance awards denominated in cash in such amounts and subject to such terms and conditions as the Compensation Committee may determine.

Deferral Election

With the Compensation Committee’s consent, and subject to the requirements of section 409A of the Code, a recipient may defer receipt of unrestricted common stock or a cash payment to a specified date.

Performance-Based Awards

To ensure that the grants to “covered employees,” as defined in section 162(m) of the Internal Revenue Code, of restricted stock, PVS units or cash-based performance awards will qualify as performance-based compensation that will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under section 162(m), the Compensation Committee has authority to structure such grants and awards so that the shares of common stock or cash award will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria as applied to the Company, any of its subsidiaries or any other business unit, as determined by the Committee: (1) the price of the common stock; (2) the market share of the Company; (3) sales; (4) earnings per share of common stock;  (5) return on shareholder equity; (6) costs; (7) cash flow; (8) operating cash flow; (9) total or net assets; (10) return on total or net assets; (11) return on invested capital; (12) liabilities or losses; (13) operating income; (14) net income; (15) revenue; (16) revenue growth; or (17) profit margin.  The performance goals may be based on an increase or decrease in any of the business criteria and may be adjusted as determined by the Compensation Committee at the time the performance goals are established.

The Compensation Committee also must designate the length of the performance period during which the performance goals must be achieved and, within the earlier of the first 90 days of a performance period and the lapse of 25% of the period of service to which the performance goals relate, determine which employees will be participants for such period and the kinds and the levels of the performance goals.

Following the completion of a performance period, the Compensation Committee must certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, shall calculate and certify in writing the amount of the restricted stock or deferred stock vested, or cash-based performance award earned, for the period.

U.S. Tax Treatment of Options and Awards

Incentive Stock Options.  In general, neither the grant nor the exercise of an incentive stock option results in taxable income to an option holder or a deduction to the Company.  If the option holder holds the stock received upon exercise for at least two years from date of grant and one year after the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain.  If the shares are disposed of during this period (a “disqualifying disposition”), then the option holder will include as compensation income for the year of the disposition, in the amount equal to the excess of the fair market value of the shares upon exercise over the option price, or if less, the excess of the amount realized upon disposition over the option price. The Company will be entitled to a corresponding deduction at that time.  Any proceeds in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon whether the shares have been held for more than one year.  If the sales price is less than the exercise price of the option, this amount will be treated as a short-term or long-term capital loss, depending on whether the shares have been held for more than one year.  The Company will not be entitled to any deduction for amounts the recipient treats as capital gain or loss.

Non-Qualified Stock Options.  A non-qualified stock option results in no taxable income to the option holder or deduction to the Company at the time it is granted.  An option holder will recognize ordinary income at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price.  The Company will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder.  Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term capital gain depending on the holding period involved.  The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of its exercise price and the amount included in income with respect to such option.

Stock Appreciation Rights.  A recipient realizes no taxable income when a SAR is granted.  Upon exercising a SAR, a recipient will realize ordinary income in an amount equal to the cash received.  Generally, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs.  However, upon exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Restricted Stock; Performance Shares.  Generally, no income will be recognized at the time of grant of a stock award or performance award if such award is subject to a substantial risk of forfeiture.  The recipient will realize ordinary income equal to the fair market value of the shares at the time the restrictions lapse.  A recipient’s tax basis in shares of restricted stock will be equal to their fair market value when the forfeiture restrictions lapse, and the recipient’s holding period for the shares will begin at that time.  Upon sale of the shares, the recipient will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale.  Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the recipient’s hands.

Stock Bonus.  Stock bonuses are unsecured, unfunded promises to distribute stock at a designated time.  Stock bonuses will not be taxable until the stock is actually distributed to the recipients.  The fair market value of the stock will be immediately includible in the recipient’s income and will be deductible to the Company at that time.

Deferred Stock.  A recipient realizes no taxable income when a deferred stock award is made.  When the deferral period for the award ends and the recipient receives shares of common stock, the recipient will realize ordinary income equal to the fair market value of the shares at that time, as applicable.  A recipient’s tax basis in shares of common stock received at the end of a deferral period will be equal to the fair market value of such shares when received.  Upon sale of the shares, the recipient will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale.  Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the recipient’s hands.

Stock Units.  A recipient realizes no taxable income when a stock unit award is made.  When the deferral period for the award ends and the recipient receives cash, the recipient will realize ordinary income equal to amount of the cash.

Cash-Based Performance Awards.  A recipient realizes no taxable income when a cash-based performance award is made.  When such award is paid to the recipient, then the participant will realize ordinary income in an amount equal to the payment and such payment will be deductible by the Company, subject to the limitations in section 162(m) of the Code for “covered employees.”  In general, there are restrictions on when a covered employee may be designated to receive a cash-based performance award and when the performance goals must be established.  A participant may only receive payment of a cash-based performance award to the extent that the performance goals were achieved, and the Compensation Committee must certify in writing whether, and to what extent, such performance goals were achieved.

Deferral Elections.  Generally, awards deferred by recipients and any applicable non-qualified deferred compensation plan are not taxable until the awards are paid to the recipient.  At that time, the amounts will be includible in income and the Company will be entitled to a deduction.

Equity Compensation Plan Information

The following table sets forth information about the grants of stock options, restricted stock or other rights under all of the Company’s equity compensation plans as of the close of business on December 31, 2006.  The table does not include information about tax-qualified plans such as the West 401(k) Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	2,737,891	(2)	$18.32	3,548,908	(3)

Equity compensation plans not approved by security holders	—		—	—

Total	2,737,891		$18.32	3,548,908

(1)          These plans are: the 2004 Plan; the 1998 Key Employee Incentive Compensation Plan, as amended; and the 1999 Non-Qualified Stock Option Plan for Non-Employee Directors.  Upon adoption of the 2004 Plan, all other noted plans were terminated.

(2)          Includes 1,138,268 outstanding stock options under the 2004 Plan, 1,338,807 outstanding stock options under the 1998 Key Employee Incentive Plan, which was terminated in 2004, 121,286 outstanding options under the 1999 Non-Qualified Stock Option Plan for Non-Employee Directors, which was terminated in 2004, as well as 139,530 outstanding stock options granted under the Long Term Incentive Plan, which was terminated in 1998.  No future grants or awards may be made under the terminated plans.  Does not include stock-equivalent units granted or credited to directors under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors because such units are settled only in cash and do not involve the issuance of any option, warrant or right to acquire the Company’s common stock or other securities.

(3)          Represents 2,464,005 shares reserved under the Company’s Employee Stock Purchase Plan and 1,084,903 shares remaining available for issuance under the 2004 Plan.  The estimated number of shares that could be issued for the current period from the Employee Stock Purchase Plan is 914,000.  This number of shares is calculated by multiplying the 1,000 share per offering period per participant limit by 914, the number of current participants in the plan.

As of February 28, 2007, there were 3,026,207 stock options outstanding at a weighted average exercise price of $21.22 per share with a weighted average remaining term of 5.7 years.  The number of securities available for future issuance under our equity compensation plans at February 28, 2007 totaled 3,037,769 consisting of 2,453,362 shares reserved under our Employee Stock Purchase Plan and 584,407 shares available for issuance under the 2004 Plan.

We had 261,826 non-vested PVS units outstanding at February 28, 2007.

We recommend that you vote “FOR” the approval

of the Company’s 2007 Omnibus Incentive Compensation Plan.

Shareholder Proposals for the 2008 Annual Meeting

Under our Bylaws, any shareholder who desires to present a proposal for consideration at the 2008 annual meeting of shareholders must deliver timely written notice to the Company’s Secretary, 101 Gordon Drive, Lionville, Pennsylvania 19341.  In lieu of delivering to the Secretary, the notice may be mailed to the Secretary by certified mail, return receipt requested, at the same address.  To be timely, the notice must be received not later than November 29, 2007.  The notice must contain or be accompanied by the following as to each matter the shareholder proposes to bring before the annual meeting:

•                  A brief description of the business to be brought before the annual meeting and the reasons for conducting the business at the meeting;

•                  The name and record address of the shareholder proposing the business as they appear on the Company’s books;

•                  The number and class of the Company’s shares beneficially owned by the shareholder; and

•                  Any material interest of the shareholder in the business.

You may obtain a copy of the Bylaw provisions relating to the requirements for making shareholder proposals or nominations by contacting the Company’s Secretary, 101 Gordon Drive, Lionville, Pennsylvania 19341.

WEST PHARMACEUTICAL SERVICES, INC.

2007 OMNIBUS INCENTIVE COMPENSATION PLAN

1.             Purpose

The 2007 Omnibus Incentive Compensation Plan (the “Plan”) has been established by the Sponsor to (a) attract and retain persons eligible to participate in the Plan; (b) motivate Participants, by means of appropriate incentives, to achieve long-range goals; and (c) link Participants’ interests with those of the Sponsor’s shareholders through compensation that is based on the Common Stock, and thereby promote the continued growth and financial success of the Company.

2.             Definitions

For purposes of the Plan, the following terms shall have the meanings set forth below:

(a)           “Award” means an Option, SAR, Stock Bonus, Restricted Stock, Deferred Stock, Stock Unit, Cash-Based Performance Award, or other equity-based award granted under the terms of the Plan.

(b)           “Award Agreement” means an agreement, in such form and including such terms as the Committee in its sole discretion shall determine, evidencing an Award.

(c)           “Board” means the Board of Directors of the Sponsor.

(d)           “Calendar Year Subaccount” means a notional bookkeeping account to which all of a Participant’s deferred Awards is credited.

(e)           “Cash-Based Performance Award” means an Award made under Section 13, payable in cash only, which is based upon the attainment of Performance Goals, and which is granted in a manner that is deductible by the Company under section 162(m) of the Code (or any successor section thereto).

(f)            “Cause” means: (i) the Participant’s conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) conduct of the Participant related to the Participant’s employment or service for which either criminal or civil penalties against the Participant or the Company may be sought; (iii) material violation of the Company’s policies, including but not limited to those relating to sexual harassment, the disclosure or misuse of confidential information, or those set forth in Company manuals or statements of policy; (iv) serious neglect or misconduct in the performance of the Participant’s duties for the Company or willful or repeated failure or refusal to perform such duties.

If, subsequent to a Participant’s termination of employment or service (whether voluntary or involuntary) without Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall be deemed to have been terminated for Cause. A Participant’s termination of employment or service for Cause shall be effective as of the date of the occurrence of the event giving rise to Cause, regardless of when the determination of Cause is made.

(g)           “Change in Control” means a change in control of a nature that would be required to be reported in response to Item 1 of a Current Report on Form 8-K as in effect on the date the Plan becomes effective under section 13 or 15(d) of the Exchange Act, provided that, without limitation, a Change in Control shall be deemed to have occurred if:

(i)            any “Person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act), other than:

(1)           the Sponsor,

(2)           any Person who on the date hereof is a director or officer of the Sponsor, or

(3)           a trustee or fiduciary holding securities under an employee benefit plan of the Sponsor,

is or becomes the “beneficial owner,” (as defined in Rule 13-d3 under the Exchange Act), directly or indirectly, of securities of the Sponsor representing more than 50% of the combined voting power of the Sponsor’s then outstanding securities; or

(ii)           During any period of two consecutive years during the term of this Plan, individuals who at the beginning of such period constitute the Board of Directors of the Sponsor cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(iii)          The shareholders of the Sponsor approve: (1) a plan of complete liquidation of the Sponsor; or (2) an agreement for the sale or disposition of all or substantially all of the Sponsor’s assets; or (3) a merger, consolidation, or reorganization of the Sponsor with or involving any other corporation, other than a merger, consolidation, or reorganization (collectively, a “Transaction”), that would result in the voting securities of the Sponsor outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50% of the combined voting power of the voting securities of the Sponsor (or the surviving entity, or an entity which as a result of the Transaction owns the Sponsor or all or substantially all of the Sponsor’s assets either directly or through one or more subsidiaries) outstanding immediately after the Transaction.

(h)           “Code” means the Internal Revenue Code of 1986, as amended.  A reference to any provision of the Code shall include reference to any successor provision of the Code.

(i)            “Committee” means the Compensation Committee of the Board; provided, however, that the Committee shall at all times have at least two members, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “outside directors” within the meaning of section 162(m) of the Code, and independent within the meaning of any applicable stock exchange rule.

(j)            “Common Stock” means the common stock of the Sponsor, par value $0.25 per share.

(k)           “Company” means the Sponsor and any “subsidiary corporation” (as that term is defined in Code section 424(f)) with respect to the Sponsor.

(l)            “Covered Employee” means an Employee who is a “covered employee” within the meaning of section 162(m) of the Code, and the rules and regulations thereunder.

(m)          “Deferred Stock” means an Award made under Section 7 to receive Common Stock at the end of a specified Deferral Period.

(n)           “Deferral Period” means the period during which the receipt of a Deferred Stock Award under Section 7 will be deferred.

(o)           “Disability” means a disability described in section 422(c)(6) of the Code.

(p)           “Employee” means an officer or salaried employee of the Company providing key services to the Company, including a director who is such an employee.  Employee shall also include individuals of the Company who are not salaried employees, but who receive Awards under the Plan conditioned on their becoming an Employee.

(q)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)            “Fair Market Value” of Common Stock on any given date shall be determined according to the following rules:

(i)            If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the “Fair Market Value” shall be the reported closing asked price of the Common Stock on the date in question on the principal national securities exchange on which it is then listed or admitted to trading.  If no reported sale of Common Stock takes place on the date in question on the principal exchange, then the reported closing asked price of the Common Stock on such date on the principal exchange shall be determinative of “Fair Market Value.”

(ii)           If the Common Stock is not at the time listed or admitted to trading on a stock exchange, the “Fair Market Value” shall be the mean between the highest reported asked price and lowest reported bid price of the Common Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market.

(iii)          If the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the “Fair Market Value” shall be as determined in good faith by the Committee.

(s)           “Incentive Stock Option” means an Option that meets the requirements of an incentive stock option as defined in section 422 of the Code.

(t)            “Option” means the right granted under Section 6 to purchase Common Stock for a specified period of time at a stated price.  An Option may be an Incentive Stock Option or a Non-Qualified Stock Option.

(u)           “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee in determining the size of a Cash-Based Performance Award for a Performance Period if, in the Committee’s sole judgment, such application is appropriate.  Negative Discretion may only be used by the Committee to eliminate or reduce the size of a Cash-Based Performance Award.  In no event shall any discretionary authority granted to the Committee by the Plan, including, but not limited to Negative Discretion, be used to: (i) grant Cash-Based Performance Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (ii) increase an Cash-Based Performance Award above the maximum amount payable under the Plan.

(v)           “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(w)          “Participant” means an Employee, director or consultant who is eligible to participate in the Plan in accordance with Section 3 and to whom an Award is granted under the Plan.

(x)            “Performance Goal” means a goal that must be met by the end of a period specified by the Committee (but that is substantially uncertain to be met before the grant of the Award) based on:  (i) the price of the Common Stock; (ii) the market share of the Company; (iii) sales; (iv) earnings per share of Common Stock;  (v) return on shareholder equity; (vi) costs; (vii) cash flow; (viii) total or net assets; (ix) return on total or net assets; (x) return on invested capital; (x) return on invested capital; (xi) liabilities or losses; (xii) operating income; or (xiii) net income; (xiv) revenue; (xv) revenue growth; or (xvi) profit margin.  A Performance Goal may be based on the performance of the Sponsor or any subsidiary, affiliate or business unit of thereof.  A Performance Goal may be based on the increase or decrease in any of the performance criteria and may be adjusted as determined by the Committee.

(y)           “Performance Period” means the period selected by the Committee during which the performance of the Company, or any business unit thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved.

(z)            “Restricted Stock” means a share of Common Stock that is awarded under Section 8 and that is subject to the restrictions set forth in such Section.

(aa)         “Restriction Period” means the period during which Restricted Stock is subject to forfeiture, which, if the Committee so provides may not expire until Retirement.

(bb)         “Retirement” means: (i) with respect to a Participant who is an active participant in any qualified pension plan maintained by the Company, retirement with the Company under the provisions of such plan; and (ii) with respect to any other Participant, termination of employment or service (with respect to directors, but not consultants) with the Company under the procedures established by the Committee.

(cc)         “SAR” means a stock appreciation right awarded under Section 10 and subject to the terms and conditions contained therein.

(dd)         “Sponsor” means West Pharmaceutical Services, Inc., a Pennsylvania corporation, or any successor thereto.

(ee)         “Stock Unit” means the right granted under Section 11 to receive cash equal to the Fair Market Value of a share of Common Stock multiplied by the number of Stock Units awarded.  For purposes of this Plan, fractional Stock Units, measured to the nearest four decimal places, may be credited.

(ff)           “Stock Bonus” means an award of a bonus payable in shares of Common Stock under Section 9.

(gg)         “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Code section 424(d)), stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary corporation under Code section 424(f).

3.             Eligibility

Any Employee, non-Employee director of the Company or key consultant to the Company who is designated by the Committee as eligible to participate in the Plan shall be eligible to receive an Award under the Plan, provided that an Incentive Stock Option may only be granted to an Employee of the Company.

4.             Administration and Implementation of the Plan

(a)           Subject to Section 4(b), the Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and full authority to act in selecting the Participants to whom Awards will be granted, in determining the times at which Awards will be granted, in determining the type and amount of Awards to be granted to each such Participant, the terms and conditions of Awards granted under the Plan (including whether Awards may be exchanged for cash, made on a tandem basis, or deferrable or transferable by a Participant) and the terms of agreements which will be entered into with Participants; provided, however, that nothing herein shall permit a direct or indirect repricing of an Option or SAR, including, but not limited to, exchanging an Option or SAR with an exercise price or base price greater than Fair Market Value for cash.  The Committee shall have the power to establish different terms and conditions with respect to (i) the various types of Awards granted under the Plan, (ii) the granting of the same type of Award to different Participants (regardless of whether the Awards are granted at the same time or at different times), and (iii) the establishment of different Performance Goals for different Participants.

(b)           The Committee shall not have the power to make or grant Awards to non-Employee directors of the Company.  The Company’s Nominating and Corporate Governance Committee shall have the authority to make recommendations to the full Board regarding Awards that should be made to non-Employee directors of the Company.  The full Board shall have sole and absolute authority to make Awards to non-Employee directors hereunder, upon the Nominating and Corporate Governance Committee’s recommendation.  Awards made to non-Employee directors shall be subject to the other provisions of the Plan and shall be administered by the Committee, unless the full Board provides otherwise.

(c)           The Committee shall have the power to adopt regulations for carrying out the Plan (including regulations regarding the form and timing of elections and notices under the Plan) and to make changes in such regulations as it shall, from time to time, deem advisable. Any interpretation by the Committee of the terms and provisions of the Plan (including determinations of the existence of Cause and Disability hereunder) and the administration thereof, and all action taken by the Committee shall be final, binding and conclusive for all purposes and upon all Participants.

(d)           The Committee may condition the grant of any Award or the lapses of any Deferral or Restriction Period (or any combination thereof) upon the Participant’s achievement of a Performance Goal that is established by the Committee before the grant of the Award.  The Committee shall have the discretion to determine the specific targets with respect to each of these categories of Performance Goals.  Before granting an Award or permitting the lapse of any Deferral or Restriction Period, the Committee shall certify that an individual has satisfied the applicable Performance Goal.

(e)           Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked by the Committee at any time.

(f)            The Committee may employ attorneys, consultants, accountants and other service providers.  The Committee, the Board, the Company and the Company’s officers shall be entitled to rely upon the advice and opinions of any such person.  No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made with respect to the Plan and all members of the Committee and the Board shall be fully protected by the Sponsor in respect of any such action, determination or interpretation in the manner provided in the Sponsor’s bylaws.

5.             Shares Subject to the Plan

(a)           Subject to the following provisions of this Section, the maximum number of shares that may be delivered to Participants (or, if applicable, their heirs, legatees or permitted transferees) under the Plan shall not exceed 4,100,000 shares of Common Stock (“Total Shares Reserved”).  Notwithstanding the foregoing, any Award of the Plan that is payable in shares of Common Stock, other than Options or SARs (such Awards being “Full Value Awards”) shall reduce the Total Shares Reserved by an amount equal to 2.5 times the number of shares of Common Stock subject to such Full Value Award.

(b)           Any shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.  Shares that remain available for issuance in connection with awards granted under the West Pharmaceutical Services 2004 Stock-Based Compensation Plan (the “Prior Plan”) at the date of adoption of this Plan shall remain available in accordance with the terms of that plan, provided, however that (i) in the event that any awards made under the Prior Plan are to paid out in excess of the target level of performance, any additional shares of Stock or cash to be paid pursuant to such Plan shall be issued under this Plan and shall reduce the Total Shares Reserved accordingly, and (ii) any shares reserved under the Prior Plan but not awarded thereunder prior to approval of this Plan by the Company’s shareholders pursuant to Section 21 shall be cancelled upon the approval of this Plan by the Company’s shareholders.

(c)           Any shares of Common Stock issued under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan.  To the extent any shares of Common Stock covered by an Award are not delivered to a Participant (or, if applicable, his heir, legatee or permitted transferee) because the Award is forfeited or canceled, such shares shall not reduce the Total Shares Reserved.

(d)           Any shares withheld as payment of applicable taxes or used to exercise or pay for an Award will reduce the Total Shares Reserved.

(e)           In the event that a SAR is settled by the Company for net shares of Stock, the Total Shares Reserved shall be reduced by the gross number of shares of Stock subject to the SAR.

(f)            Subject to the other provisions of this Section, the following additional maximums are imposed under the Plan.

(i)            The maximum number of shares of Common Stock that may be covered by Awards granted to any one individual under Sections 6 and 10 (relating to Options and SARs) shall be 400,000 shares during any calendar year.

(ii)           The maximum payment that can be made for Awards granted to any one individual under Sections 7, 8, 9, 11 and 13 (relating to Deferred Stock, Restricted Stock, Stock Bonus, Stock Units and Cash-Based Performance Awards) shall be $6,000,000 for any calendar year, as determined by reference to the Fair Market Value on the date of grant of the Award.

6.             Options

The Committee may grant Options under the Plan.  Options shall be evidenced by a written Award Agreement.  Such Award Agreements shall conform to the requirements of the Plan, and may contain such other provisions as the Committee shall deem advisable.  The grant of Options shall comply with and be subject to the following terms and conditions:

(a)           Identification of Options.  Each Option granted under the Plan shall be clearly identified in the applicable Award Agreement as either an Incentive Stock Option or as a Non-Qualified Stock Option.  In the absence of such identification, an Option shall be deemed to be a Non-Qualified Stock Option.

(b)           Number of Options.  Subject to Section 5(f), the Award Agreement for each Option award shall specify the number of shares of Common Stock that a Participant may receive with respect to the Participant’s Option.

(c)           Exercise Price.  The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but shall be not less than the Fair Market Value of a share of Common Stock on the date of grant.  In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the option price per share shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date of grant.

(d)           Term and Exercise of Options.

(i)            An Award Agreement shall specify when an Option may be exercisable and the terms and conditions applicable thereto.  The term of an Option shall in no event be greater than ten years.

(ii)           An Option may be exercised only for a whole number of shares of Common Stock.  The Committee shall establish the time and the manner in which an Option may be exercised.  The option price of the shares of Common Stock received upon the exercise of an Option shall be paid within three days of the date of exercise: (1) in cash or, (2) in cash received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Common Stock covered by the Option, or (3) with the consent of the Committee, in whole or in part in shares of Common Stock held by the Participant and valued at their Fair Market Value on the date of exercise, which may include shares received upon exercise of a portion of an Option through a “pyramid” exercise.  With the consent of the Committee, payment upon the exercise of a Non-Qualified Option may be made in whole or in part by Restricted Stock held by the Participant (based on the Fair Market Value of the Restricted Stock on the date the Option is exercised, as determined by the Committee).  In such case the Common Stock to which the Option relates shall be subject to the same forfeiture restrictions originally imposed on the Restricted Stock exchanged therefor.

(e)           Limitations on Grants of Incentive Stock Options.

(i)            Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in section 422 of the Code, and any provisions of the Option Agreement thereof that cannot be so construed shall be disregarded.  Only an Employee may be granted an Incentive Stock Option.  In no event may a Participant be granted an Incentive Stock Option which does not comply with such grant and vesting limitations as may be prescribed by section 422(b) of the Code.  Without limiting the foregoing, the aggregate Fair Market Value (determined as of the time the Option is granted) of the Common Stock with respect to which an Incentive Stock Option may first become exercisable by a Participant in any one calendar year under the Plan shall not exceed $100,000.

(ii)           No Incentive Stock Option shall be transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the Participant, shall be exercisable only by the Participant.  Upon the death of a Participant, the person to whom the rights have passed by will or by the laws of descent and distribution may exercise an Incentive Stock Option only in accordance with this Section.

7.             Deferred Stock

The Committee may award Deferred Stock under the Plan, which shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve.  Deferred Stock Awards shall comply with and be subject to the following terms and conditions:

(a)           Crediting of Deferred Stock.  Upon determination of the number of shares of Deferred Stock to be awarded to a Participant, the Committee shall direct that the same be credited to the Participant’s account on the books of the Company but that issuance and delivery of the same shall be deferred until the date or dates provided in Section 7(b).

(b)           Deferral Period and Performance Goals.

(i)            The Committee may condition the grant of an Award of Deferred Stock or the expiration of the Deferral Period upon the Participant’s achievement of one or more Performance Goal(s) specified in the Award Agreement.  If the Participant fails to achieve the specified Performance Goal(s), the Committee shall not grant the Deferred Stock Award to the Participant, or the Participant shall forfeit the Award and no Common Stock shall be transferred to him pursuant to the Deferred Stock Award.

(ii)           The Award Agreement shall specify the duration of the Deferral Period taking into account termination of employment or service on account of death, Disability, Retirement or Cause.  The Deferral Period may consist of one or more installments.  At the end of the Deferral Period or any installment thereof the shares of Deferred Stock applicable to such installment credited to the account of a Participant shall be issued and delivered to the Participant (or, if applicable, his heir, legatee or permitted transferee) in accordance with the terms of the Award Agreement.  Notwithstanding the Deferral Period provided in an Award Agreement, the Committee may accelerate the delivery of all or any part of a Deferred Stock Award or waive the deferral limitations for all or any part of a Deferred Stock Award.

(c)           Voting Rights and Dividends.

(i)            Prior to issuance and delivery, the Participant shall have no rights as a shareholder with respect to any shares of Deferred Stock credited to the Participant’s account.

(ii)           The Committee may provide that amounts equal to any dividends declared during the Deferral Period with respect to the number of shares covered by a Deferred Stock Award will be paid to the Participant currently, or deferred and deemed to be reinvested in additional Deferred Stock, or otherwise reinvested on such terms as are determined at the time of the Award and specified in the Award Agreement.  If the Committee does not expressly provide otherwise, then no dividends or dividend equivalents shall be paid on Deferred Stock Awards.

8.             Restricted Stock

The Committee may award shares of Restricted Stock.  Each grant of shares of Restricted Stock shall be evidenced by Award Agreements in such form and containing such terms and conditions and subject to such agreements or understandings as the Committee shall from time to time approve.  Each grant of shares of Restricted Stock shall comply with and be subject to the following terms and conditions:

(a)           Terms of Restricted Stock.  The Award Agreement for a grant of Restricted Stock shall conform to the requirements of the Plan, and shall specify (i) the number of shares of Common Stock subject to the Award, (ii) the Restriction Period applicable to the Award, (iii) the events that will give rise to a forfeiture of the Award, and (iv) the Performance Goals, if any, that must be achieved in order for the restriction to be removed from the Award.  The agreement may contain such other provisions not inconsistent with the terms of the Plan as the Committee shall deem advisable.

(b)           Issuance of Certificates.  The Committee shall direct that a certificate or certificates representing the number of shares of Common Stock be issued to the Participant with the Participant designated as the registered owner.  The certificate(s) representing such shares shall be legended as to restrictions on the sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company.

(c)           Satisfaction of the Restriction Period.  At the end of the Restriction Period, the Committee shall determine, in light of the terms and conditions set forth in the Award Agreement, the number of shares of Restricted Stock with respect to which the restrictions imposed hereunder have lapsed.  The Restricted Stock with respect to which the restrictions shall lapse shall be converted to unrestricted Common Stock by the removal of the restrictive legends from the Restricted Stock.  Thereafter, Common Stock equal to the number of shares of the Restricted Stock with respect to which the restrictions hereunder shall lapse shall be delivered to the Participant (or, where appropriate, the Participant’s legal representative).

(d)           Voting Rights and Dividends.

(i)            Unless otherwise determined by the Committee, during the Restriction Period the Participant shall have the right to vote all shares of Restricted Stock.

(ii)           The Committee may provide that dividends will be authorized by the Sponsor to be paid to the Participant during the period the restriction is enforced, subject to the same restrictions as the underlying shares upon which the restriction is declared.  If the Committee does not expressly provide, a Participant shall receive no dividends or dividend equivalents during the Restriction Period.

9.             Stock Bonus

The Committee may grant Stock Bonuses in such amounts as it shall determine from time to time. A Stock Bonus shall be paid at such time (including a future date selected by the Committee at the time of grant) and subject to such conditions as the Committee shall determine at the time of the grant of such Stock Bonus, including, if applicable, Section 15.  By way of example and not by way of limitation, the Committee may require, as a condition to the payment of a Stock Bonus, that the Participant or the Company achieve such performance criteria as the Committee may specify at the time of the grant.  Prior to the date on which a Stock Bonus awarded hereunder is required to be paid, such Award shall constitute an unfunded, unsecured promise by the Company to distribute Common Stock in the future.

10.           Stock Appreciation Rights

The Committee may grant SARs under the Plan, which shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve.  SARs shall comply with and be subject to the following terms and conditions:

(a)           Benefits Upon Exercise.

(i)            A SAR shall entitle the recipient to receive a payment equal to the excess of the Fair Market Value of the shares of Common Stock covered by the SAR on the date of exercise over the base price of the SAR.  Such payment may be in cash, in shares of Common Stock, in shares of Deferred Stock, in shares of Restricted Stock or any combination, as the Committee shall determine.  A SAR may be granted in tandem with all or a portion of a related Option under the Plan (“Tandem SAR”), or may be granted separately (“Freestanding SAR”).  A Tandem SAR may be granted either at the time of the grant of the Option or at any time thereafter during the term of the Option and shall be exercisable only to the extent that the related Option is exercisable.

(ii)           Upon exercise of a Tandem SAR as to some or all of the shares of Common Stock covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by such exercise, and such shares shall no longer be available for purchase under the Option.  Conversely, if the related Option is exercised as to some or all of the shares of Common Stock covered by the grant, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the Option exercise.

(b)           Exercise Price.  The base price of a Tandem SAR shall be the option price under the related Option.  The base price of a Freestanding SAR shall be determined by the Committee at the time of the grant of such SAR but shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant of the Freestanding SAR.

(c)           Other Restrictions.  SARs shall generally be subject to the same terms, conditions and limitations applicable to Options granted under Section 6.

11.           Stock Units

(a)           Grant of Stock Units.  Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement:  (i) authorize the granting of Stock Units to Participants and (ii) determine or impose other conditions to the grant of Stock Units under the Plan as it may deem appropriate.

(b)           Term.  The Committee may provide in an Award Agreement that any particular Stock Unit shall expire at the end of a specified term not to exceed 10 years.

(c)           Vesting.

(i)            Stock Units shall vest and first become exercisable according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant.   Stock Units may be payable upon termination of employment or service or upon other future event (including attainment of a Performance Goal).

(ii)           Unless otherwise provided in the Award Agreement (except due to a termination for Cause), if a Participant terminates employment or service with the Company, any and all of the Participant’s Stock Units which have not vested prior to or as of such termination shall thereupon, and with no further action, be forfeited and cease to be outstanding.

(iii)          If a Participant terminates employment or service with the Company for Cause, any and all of the Participant’s Stock Units which have not vested prior to or as of such termination shall thereupon, and with no further action, be forfeited and cease to be outstanding.

(d)           Settlement of Stock Units.

(i)            Each vested and outstanding Stock Unit shall be settled by the payment to the Participant of cash equal to the Fair Market Value of the Common Stock times the number of Stock Units to be settled.  The Fair Market Value shall be determined by reference to the date of termination or other future event as specified in the Award Agreement.

(ii)           Unless otherwise provided in an Award Agreement, each Stock Unit shall be settled with a single-sum payment by the Company.

(iii)          Unless otherwise provided in an Award Agreement and subject to Section 15, if applicable, the settlement date with respect to a Participant is the first day of the month to follow the Participant’s termination of employment or service.

(e)           Nature of Stock Units.  Stock Units are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan.  Each Participant’s right in the Stock Units is limited to the right to receive payment, if any, as may herein be provided.  The Stock Units do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.  The right of any Participant of Stock Units to receive payments by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company.  Nothing contained in the Plan shall be construed to give any Participant any rights with respect to Shares or any ownership interest in the Company.  Without limiting Section 8, no provision of the Plan shall be interpreted to confer any voting, dividend or derivative or other similar rights with respect to any Stock Units.

12.           Other Equity-Based Awards

The Committee may grant other types of equity-based Awards in such amounts and subject to such terms and conditions, as the Committee shall in its sole discretion determine, subject to the provisions of the Plan.  Awards may entail the transfer of actual shares of Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

13.           Cash-Based Performance Awards

(a)           General.  The Committee may grant Cash-Based Performance Awards to Participants denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. Each such Cash-Based Performance Award shall specify a payment amount or payment range as determined by the Committee.

(b)           Cash-Based Performance Awards Issued to Covered Employees.

(i)            For purposes of Cash-Based Performance Awards granted to Covered Employees, the provisions of this Section 13(b) shall apply in addition to and, where necessary, in lieu of the provisions of the other provisions of this Plan. The purpose of this Section 13(b) is to provide the Committee the ability to qualify Cash-Based Performance Awards as “performance-based compensation” under section 162(m) of the Code.

(ii)           Only Covered Employees shall be subject to the restrictions contained in this Section 13(b).  The Committee will, in its sole discretion, designate within the earlier of the (1) first 90 days of a Performance Period and (2) the lapse of 25% of the period of service to which the Performance Goals relate, which Covered Employees will be Participants for such period.

(iii)          With regards to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period the kinds and the levels of the Performance Goals. Within the earlier of (1) the first 90 days of a Performance Period and (2) the lapse of 25% of the period of service, and in any event while the outcome is substantially uncertain, the Committee shall, with regards to the Cash-Based Performance Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section and record the same in writing.

(iv)          Unless otherwise provided in the relevant Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for a Cash-Based Performance Award for such Performance Period.

(v)           A Participant shall be eligible to receive a Cash-Based Performance Award for a Performance Period only to the extent that the Performance Goals for such period are achieved.

(vi)          Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to also calculate and certify in writing the amount of the Cash-Based Performance Awards earned for the period. The Committee shall then determine the actual size of each Participant’s Award for the Performance Period and, in so doing, may apply Negative Discretion, if and when it deems appropriate, to reduce or eliminate the amount of the Cash-Based Performance Award earned for the Performance Period through the use of Negative Discretion, if in its sole judgment, such reduction or elimination is appropriate.

(vii)         The Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by Section 13(b)(vi).

14.           Effect of Termination of Employment or Service on Awards

(a)           Options and SARs.

(i)            Unless otherwise provided in an applicable Award Agreement and subject to Section 6(e), in the event that the employment or service of a Participant with the Company shall terminate for any reason other than Retirement, Cause, Disability or death (1) Options or SARs or SARs granted to such Participant, to the extent that they were exercisable on the Participant’s termination date, shall remain exercisable until the expiration of 90 days after such termination date, on which date they shall expire, and (2) Options or SARs or SARs granted to such Participant, to the extent that they were not exercisable on his termination date, shall expire at the close of business on such date; provided, however, that no Option or SAR shall be exercisable after the expiration of its term.

(ii)           Unless otherwise provided in an applicable Award Agreement and subject to Section 6(e), in the event that the employment or service of a Participant with the Company shall terminate on account of the death of the Participant, all Options or SARs or SARs granted to such Participant, to the extent that they were exercisable on the Participant’s termination date, shall remain exercisable until the expiration of one year after such date, on which date they shall expire.

(iii)          Unless otherwise provided in an applicable Award Agreement and subject to Section 6(e), in the event that the employment or service of a Participant with the Company shall terminate on account of the Disability or Retirement of the Participant, all Options or SARs or SARs granted to such Participant, to the extent that they were exercisable on the Participant’s termination date (or, in the case of Retirement such later date determined by the Committee), shall remain exercisable until the expiration of the term specified in their applicable Award Agreement, on which date they shall expire.

(iv)          In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options or SARs or SARs granted to such Participant shall expire at the commencement of business on the Participant’s termination date (or deemed termination under Section 2(f)).

(b)           Restricted Stock and Deferred Stock.

(i)            In the event that the employment or service of a Participant with the Company shall terminate for any reason (other than a termination that is for Cause) prior to the expiration of the Restriction Period or Deferral Period with respect to such shares of Restricted Stock or Deferred Stock, unless otherwise provided by the Committee in its sole discretion, such termination shall cause the immediate forfeiture of all shares of Restricted Stock, Deferred Stock or Stock Bonus that have not vested as of the Participant’s termination date.

(ii)           In the event a Participant’s employment or service is or is deemed to have been terminated for Cause, all shares of Restricted Stock still subject to a Restriction Period and all shares of Deferred Stock still subject to a Deferral Period as of his termination date immediately shall be forfeited.

15.           Deferral Election

(a)           Elections to Defer.  Notwithstanding any provision of the Plan to the contrary, any Participant may, with the concurrence of the Committee, elect to defer to a specified date the receipt of unrestricted Common Stock or cash payment, as applicable, that the Participant would otherwise be entitled to receive pursuant to an Award by completing such form required by the Committee and returning it to the Committee on or before the December 31 preceding the calendar year during which such Award is granted to the Participant.

(b)           New Participant Elections to Defer.  Each individual who becomes a Participant during a calendar year may, with the concurrence of the Committee, elect to defer to a specified date the receipt of unrestricted Common Stock or cash payment, as applicable, that the Participant would otherwise be entitled to receive pursuant to an Award granted to the Participant after such date such individual became a Participant by completing such form required by the Committee and returning it to the Committee on or before the date that is 30 days after the date on which the individual became a Participant.  Notwithstanding the provisions of Section 15(a), each individual that is a Participant on the Effective Date shall be treated as a new Participant for purposes of the Plan and shall be permitted to make a deferral election under the Plan in accordance with this Section 15(b).

(c)           Elections Irrevocable.  An election to defer an Award shall become irrevocable on the first day of the calendar year to which such election applies or, solely in the case of a new Participant, 30 days after the date on which the individual became a Participant.

(d)           Individual Elections.  A Participant must complete a deferral election form in accordance with Section 15(a) or Section 15(b), as applicable, for each calendar year in which such Participant desires to defer Awards and a Participant’s elections with respect to Awards deferred in a particular calendar year shall expire as of the last day of such calendar year.

(e)           Establishment of Calendar Year Subaccounts.  The Company may establish on its books for each Participant and for each calendar year a Calendar Year Subaccount to which a Participant’s Awards deferred in a particular calendar year are credited.  A separate Calendar Year Subaccount shall be created within each Participant’s Account for each calendar year in which the Participant makes an Award deferral under the Plan.

(f)            Effect on Vesting.   Notwithstanding anything herein to the contrary, this Section 15 shall not affect the vesting or vested percentage of a Participant’s Award.  Any unvested Award will not be distributed pursuant to this Section 15 or otherwise.

(g)           Effect of Death, Disability and Change in Control.  Subject to the provisions of this Section 15(g), the Participant’s Awards credited to a particular Calendar Year Subaccount shall be distributed to him or her at the time specified in his or her deferral election form related to the particular calendar year.  Notwithstanding any election made by a Participant to the contrary, any deferred Awards that have not been distributed to the Participant as of the date (i) of his or her death, (ii) on which he or she is determined to be Disabled, or (iii) of a Change in Control shall be paid to the Participant or the Participant’s Beneficiary, as applicable, in a lump sum upon such Participant’s death, date of Disability determination or Change in Control, as applicable.

16.           Adjustments Upon Changes in Capitalization

In the event of (a) any stock split, reverse stock split, or stock dividend, (i) the number and kinds of shares available for Awards under the Plan and the per-Participant share limit, (ii) the number and kinds of shares, vesting schedule and exercise price per share subject to each outstanding Option, and (iii) the terms of each other outstanding Award shall be adjusted by the Company, or (b) any extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up or other similar change in corporate structure or capitalization or similar event, (i) the number and kinds of shares available for Awards under the Plan and the per-Participant share limit, (ii) the number and kinds of shares, vesting schedule and exercise price per share subject to each outstanding Option, and (iii) the terms of each other outstanding Award, shall be adjusted, if necessary, by the Committee.  The Fair Market Value of any fractional shares resulting from adjustments under this Section shall, where appropriate, be paid in cash to the Participant.  The determinations and adjustments made by the Committee under this Section shall be conclusive.

17.           Effect of a Change in Control

Unless otherwise provided by the Committee in an Award Agreement, any Award granted hereunder that has not been vested hereunder, or been canceled or forfeited under any provision of the Plan, shall become fully exercisable and vest immediately.  Any Awards deferred under Section 15 shall be paid prior to or as soon as practicable following a Change in Control, as determined by the Committee in its sole discretion.

18.           Tax Withholding

Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to the delivery of any certificate for such shares, or in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.  Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

19.           Award Forfeiture Provision

Notwithstanding any other provision of this Plan to the contrary, the Committee may provide for the forfeiture of Awards under the Plan and the benefits derived therefrom, in the event a Participant (or, if applicable, his heir, legatee or permitted transferee) engages in conduct deemed to be harmful to, or not in the best interests of, the Company or if the Participant (or, if applicable, his heir, legatee or permitted transferee) fails to comply with any of the terms and conditions of the Plan or the Agreement executed by such Participant (or, if applicable, his heir, legatee or permitted transferee) evidencing an Award, unless such failure is remedied by within ten days after having been notified of such failure by the Committee.  Such provisions shall be included in the Award Agreements approved from time to time by the Committee and may be waived by the Committee, or its duly appointed agent, as determined in the Committee’s sole discretion.

20.           Transferability

(a)           Except as specifically provided in this Section 20, no Awards may be transferred by the Participant otherwise than by will and by the laws of descent and distribution.  Upon the death of a Participant, outstanding Awards granted to such Participant may be received and, if applicable, exercised only by those person or persons who shall have acquired such right to exercise by will or the laws of descent and distribution.  Such Awards shall be subject to the restrictions, conditions and limitations that were applicable to such Award at the time of the Participant’s death and such other restrictions, conditions and limitations that the Committee shall determine in its sole discretion upon the death of the Participant.

(b)           The Committee, in its discretion, may allow for transferability of Awards (other than Incentive Stock Options) to children, grandchildren, spouse or common law spouse, siblings or parents of the Participant (“Immediate Family Members”) or to bona fide trusts, partnerships or other entities controlled by and of which the beneficiaries are Immediate Family Members of the Participant.   The Committee, also may, in its discretion, allow for an Award to be transferred to a tax exempt organization.  Any Awards that are transferred are conditioned on the Participant and any permitted transferee hereunder agreeing to abide by the Company’s then current transfer guidelines applicable to such types of Award.

21.           Effective Date, Termination and Amendment

(a)           Subject to the approval of the shareholders of the Sponsor at the Sponsor’s 2007 annual meeting of shareholders, the Plan shall be effective as of May 1, 2007 (the “Effective Date”).  The Plan shall remain in full force and effect until the earlier of ten years from the date of shareholder approval, or the date it is terminated by the Board.  The Board shall have the power to amend, suspend or terminate the Plan at any time, provided that no such amendment shall be made without shareholder approval to the extent such approval is required under section 422 of the Code, section 162(m) of the Code, the rules of a stock exchange or any other applicable law.  Termination of the Plan under this Section shall not affect Awards outstanding under the Plan at the time of termination.

(b)           The Committee shall have the power unilaterally and without approval of a Participant to amend an existing Award in order to carry out the purposes of the Plan so long as such an amendment does not take away any benefit granted to a Participant by the Award and as long as the amended Award comports with the terms of the Plan; provided, however, that prior to a Change in Control, if and to the extent that the Committee determines the Sponsor’s federal tax deduction in respect of an Award may be limited as a result of section 162(m) of the Code, the Committee may take any and all actions it deems necessary, in its sole and absolute discretion with respect to any Award (including the amendment, delay or cancellation of an Award to the detriment of a Participant) hereunder to eliminate or minimize the non-deductible portion of any Award.  Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 4, which discretion may be exercised without amendment to the Plan or an Award.

22.           Section 409A

To the extent determined necessary or advisable by the Committee in its sole discretion, Awards hereunder, and Award deferrals hereunder, shall be interpreted to the extent possible to comply with the provisions of section 409A of the Code (or avoid application of such Code section), to the extent applicable.  Participants shall be deemed to consent to any changes to Awards, or any Award deferral, that the Board determines are necessary or advisable to comply with the provisions of section 409A of the Code.  Adjustments made pursuant to Section 16 shall, to the extent determined necessary or advisable in the sole discretion of the Committee, be made in compliance with the requirements of section 409A of the Code or, if applicable, to avoid application of section 409A of the Code.

23.           Limitation of Implied Rights

(a)           Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company.  Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)           Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his employment or service by the Company or interfere in any way with the right of the Company, subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

(c)           No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

(d)           No person shall have any rights as a shareholder with respect to any shares of Common Stock covered by or relating to any Award granted under this Plan until the date that the Participant becomes the registered owner of such shares. Except as otherwise expressly provided in an Award Agreement, no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

24.           Securities Law Matters

The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any interests in the Plan or any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Sponsor shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock under the Plan unless and until the Sponsor is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock under the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(a)           The exercise of any Option granted hereunder shall be effective only at such time as counsel to the Sponsor shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may, in its sole discretion, and in accordance with procedures established by the Committee, defer the effectiveness of any exercise of an Option granted hereunder in order to allow the issuance of shares of Common Stock pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws.

(b)           It is intended that the Plan be applied and administered in compliance with Rule 16b-3 of the Exchange Act, as amended from time to time. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined be the Committee and such provision may be amended or Award modified as determined in the sole discretion of the Committee.

25.           Severability of Provisions

If any provision of this Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

26.           Applicable Law

Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflicts of law.

ANNUAL MEETING OF SHAREHOLDERS OF

WEST PHARMACEUTICAL SERVICES, INC.

May 1, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

20330000000000000000 9	050107

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1. Election of 3 Class II Directors:					2.	Approval of adoption of the West Pharmaceuticals Services 2007 Omnibus Incentive Plan.	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	☐ ☐	L. Robert Johnson John P. Neafsey	Class II Class II	3.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Geoffrey F. Worden	Class II	This Proxy when properly executed will be voted in the manner
☐	FOR ALL EXCEPT (See instructions below)				directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

WEST PHARMACEUTICAL SERVICES, INC.

101 Gordon Drive, Lionville, Pennsylvania  19341

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Gailey III and William J. Federici as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 23, 2007, at the Annual Meeting of Shareholders to be held on May 1, 2007 or any postponement or adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

WEST PHARMACEUTICAL SERVICES, INC.

May 1, 2007

      PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible. - OR -	COMPANY NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.	ACCOUNT NUMBER

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20330000000000000000 9	050107

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1. Election of 3 Class II Directors:					2.	Approval of adoption of the West Pharmaceuticals Services 2007 Omnibus Incentive Plan.	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	☐ ☐	L. Robert Johnson John P. Neafsey	Class II Class II	3.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Geoffrey F. Worden	Class II	This Proxy when properly executed will be voted in the manner
☐	FOR ALL EXCEPT (See instructions below)				directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.